Exhibit 10.43

LOAN AND SECURITY AGREEMENT

     AGREEMENT made as of this 11th day of January, 2005, by and between Smith & Wesson Corp., a Delaware corporation having a chief executive principal place of business at 2100 Roosevelt Avenue, Springfield, Massachusetts, (hereinafter referred to as the “Borrower”), Smith & Wesson Holding Corporation, a Nevada corporation with a usual place of business at 2100 Roosevelt Avenue, Springfield, Massachusetts (the “Guarantor”) and Banknorth, N.A., a national banking association organized under the laws of the United States of America, having a usual place of business at 1441 Main Street, Springfield, Massachusetts (hereinafter referred to as the “Lender”).

     1.00 DEFINITIONS AND ACCOUNTING TERMS

     As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

     “Advance” means an Advance by Lender to Borrower in accordance with the terms and conditions of the Notes, this Agreement, the Mortgage or any other Loan Documents.

     “Affiliate” means any person controlling, controlled by, or under common control with Borrower. For purposes of this definition “Control” means the possession, directly or indirectly of the power to direct or cause direction of the management and policies of the Borrower, whether through ownership of common or preferred stock or other equity interests, by contract or otherwise. Without limiting the generality of the forgoing, each of the following shall be an Affiliate: Any officer, director, employee or other agent of Borrower, any shareholder or subsidiary of Borrower and any other Person with whom for which Borrower has common shareholders, officers and directors.

     “Agreement” means this Loan and Security Agreement as amended, supplemented, or modified from time to time.

     “Available Amount” means (a) up to an aggregate outstanding principal amount not to exceed the lesser of: (i) Seventeen Million and 00/100 Dollars ($17,000,000) (the “Maximum Amount of Revolving Line of Credit Loans”) or (ii) the sum of (x) an amount equal to eighty-five percent (85%) of the net amount of the Eligible Receivables; plus the lesser of Six Million and 00/100 Dollars ($6,000,000.00) or (y) seventy percent (70%) of Eligible Raw Materials Inventory; plus sixty percent (60%) of Eligible Finished Goods Inventory; and (z) forty percent (40%) of Eligible Finished Parts Inventory; (b) Twelve Million One Hundred Four Thousand and 00/100 Dollar ($12,104,000) Commercial Term Loan; (c) Five Million Eight Hundred Ninety Six Thousand and 00/100 Dollar ($5,896,000) Commercial Real Estate Term Loan; and (d) Five Million and 00/100 Dollar ($5,000,000) Equipment Line of Credit. Notwithstanding the foregoing, the Available Amount of the Revolving Line of Credit Loan shall be reduced by the sum of the Lender’s exposure of (1) foreign exchange transactions, (2) ACH, and (3) outstanding Letters of Credit issued on behalf of the Borrower from time-to-time.

     “Blocked Account” shall have the meaning set forth in Section 4.03.

     “Borrowing Base Certificate”, means a borrowing base certificate having substantially the same form and substance as the certificate attached hereto as Exhibit “A”.

     “Borrower’s Loan Account” with respect to the Revolving Line of Credit means:

     A. Insofar as the Borrower may request and the Lender may be willing, in the Lender’s reasonable discretion, to make such loans to the Borrower, pursuant to the Revolving Line of Credit, the Lender shall enter such loans as debits in the Borrower’s Loan Account. The Lender shall also record as a debit to the Borrower’s Loan Account, in accordance with customary accounting practice, all other obligations, debts, charges, expenses, and other items properly chargeable to the Borrower; and shall credit all payments made by the Borrower on account of indebtedness evidenced by the

Borrower’s Loan Account and other appropriate debits and credits. The principal balance of the Borrower’s Loan Account shall reflect the amount of the Borrower’s indebtedness to the Lender from time-to-time by reason of loans and other appropriate charges hereunder. At least once each month the Lender shall render a statement of account for the Borrower’s Loan Account which statement shall be considered correct and accepted by the Borrower and conclusively and judicially binding upon the Borrower, unless the subject of written objection received by Lender within thirty (30) days from its mailing to Borrower.

     B. The Borrower agrees that the debit balance of the Borrower’s Loan Account shall at no time exceed the Available Amount and that if at any time such excess does arise, the Borrower shall pledge, assign, and transfer to the Lender additional Collateral or shall pay cash to the Lender to be credited to the Borrower’s Loan Account, in such amount as may be necessary to eliminate such excess.

     C. However, nothing herein shall be construed to restrict the Lender, in its sole and exclusive discretion, from making Advances in excess of the stated Available Amount or waiving other requirements herein, without executing any additional promissory note, Loan and Security Agreement, or other evidence of debt, and its so doing at any time, or times, shall not waive its rights to insist upon strict compliance with the terms thereof at any other time.

     “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Massachusetts are authorized or required to close under the laws of the Commonwealth of Massachusetts.

     “Code” means the Internal Revenue Code of 1986, as amended from time-to-time and the regulations and published interpretations thereof.

     “Collateral” means any and all personal property or chose in action, of the Borrower and in which the Lender now has, by this Agreement acquires or hereafter acquires, a security interest as more fully described in Section 11.00 of this Agreement.

     “Commercial Real Estate Term Loan” shall have the meaning assigned to such term in Section 7.01.

     “Commercial Real Estate Term Promissory Note” shall have the meaning assigned to such term in Section 7.03.

     “Commercial Term Loan” shall have the meaning assigned to such term in Section 6.01.

     “Commercial Term Promissory Note” shall have the meaning assigned to such term in Section 6.03.

     “Covenant Compliance Certificate” shall have the meaning assigned to such term in Section 13.09A.

     “Debt” means, as applied to any Person, as of any date of determination (without duplication):

(a)	all obligations of such Person for borrowed money (whether or not represented by bonds, debentures, notes, drafts or other similar instruments) or evidenced by bonds, debentures, notes, drafts or similar instruments;

(b)	all obligations of such Person for all, or any part of, the deferred purchase price of property or services, or for the cost of property constructed or of improvements thereon, including trade accounts payable incurred, in respect of property purchased, in the ordinary course of business, which are overdue or which are being contested in good faith by appropriate proceedings and are required to be classified on such Person’s balance sheet, in accordance with GAAP, as debt;

(c)	all obligations secured by any Lien on or payable out of the proceeds of production from property owned or held by such Person even though such Person has not assumed or become liable for the payment of such obligation;

(d)	all capital lease obligations of such Person;

(e)	all obligations of such Person, contingent or otherwise, in respect of any letter of credit facilities, bankers’ acceptance facilities or other similar credit facilities other than any such obligation which relate to an underlying obligation which otherwise constitutes Debt of such Person hereunder or a current account payable of such Person incurred in the ordinary course of business;

(f)	all obligations of such Person upon which interest payments are customarily made; and

(g)	all guaranties by such Person of or with respect to obligations of the character referred to in the foregoing clauses (a) through (f) of another Person;

provided, however, that in determining the Debt of any Person, (i) all liabilities for which such Person is jointly and severally liable with one or more other Persons (including, without limitation, all liabilities of any partnership or joint venture of which such Person is a general partner or co-venturer) shall be included at the full amount thereof without regard to any right such Person may have against any such other Persons for contribution or indemnity, and (ii) no effect shall be given to deposits, trust arrangements or similar arrangements which, in accordance with GAAP, extinguish Debt for which such Person remains legally liable.

     “Default” means any of the events specified in Section 18.00, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     “Default Rate” means with respect to any and all of the principal due to Lender, to the extent that any principal amount not paid when due (at maturity, by acceleration or otherwise) shall bear interest thereafter until paid in full, payable on demand, at a rate per annum equal to the aggregate of the interest rate currently in effect on such Loan, as determined herein, plus five percent (5.00%).

     “Designated Collateral Impairment Events” has the meaning set forth in Section 4.02 hereof.

     “Eligible Finished Goods Inventory” means finished goods Inventory which Lender, in its reasonable judgment deems Eligible Finished Goods Inventory, based on such considerations as Lender may from time-to-time deem appropriate. Without limiting the generality of the foregoing, no Inventory shall be Eligible Finished Goods Inventory unless, in Lender’s reasonable judgment, such Inventory (i) consists of finished goods, in a good, new and salable condition which are not obsolete or unmerchantable, and are not comprised of packaging, materials or supplies, reels, skids, spools, tin pots, scrap or tolling inventory, perishable tooling or inventory held at outside processors, and are not slow-moving or held on consignment; (ii) meets all standards imposed by any governmental agency or authority; (iii) conforms in all respects to the warranties and representations set forth herein; (iv) is at all times subject to Lender’s duly perfected, first priority security interest; and (v) is situated at a location in compliance with Section 12.01 hereof.

     “Eligible Finished Parts Inventory” means finished parts Inventory which Lender, in its reasonable judgment deems Eligible Finished Parts Inventory, based on such considerations as Lender may from time-to-time deem appropriate. Without limiting the generality of the foregoing, no Inventory shall be Eligible Finished Parts Inventory unless, in Lender’s reasonable judgment, such Inventory (i) consists of finished parts, in a good, new and salable condition which are not obsolete or unmerchantable, and are not comprised of packaging, materials or supplies, reels, skids, spools, tin pots, scrap or tolling inventory, perishable tooling or inventory held at outside processors, and are not slow-moving or held on consignment; (ii) meets all standards imposed by any governmental agency or authority; (iii) conforms in all respects to the warranties and representations set forth herein; (iv) is at all times subject to Lender’s duly perfected, first priority security interest; and (v) is situated at a location in compliance with Section 12.01 hereof.

     “Eligible Raw Materials Inventory” means raw materials Inventory which Lender, in its reasonable judgment deems Eligible Raw Materials Inventory, based on such considerations as Lender may from time-to-time deem appropriate. Without limiting the generality of the foregoing, no Inventory shall be Eligible Raw Materials Inventory unless, in Lender’s reasonable judgment, such Inventory (i) consists of raw materials or work-in-process, in a good, new and salable condition which are not obsolete or unmerchantable, and are not comprised of packaging, materials or supplies, reels, skids, spools, tin pots, scrap or tolling inventory, perishable tooling or inventory held at outside processors, and are not slow-moving or held on consignment; (ii) meets all standards imposed by any governmental agency or authority; (iii) conforms in all respects to the warranties and representations set forth herein; (iv) is at all times subject to Lender’s duly perfected, first priority security interest; and (v) is situated at a location in compliance with Section 12.01 hereof.

     “Eligible Receivables” means Receivables which Lender, in its reasonable judgment shall deem eligible based on such considerations as Lender may from time-to-time deem appropriate. Without limiting the foregoing, a Receivable shall not be deemed to be an Eligible Receivable if (i) the account debtor has failed to pay the receivable within a period of ninety (90) days after due date; (ii) the account debtor has failed to pay more than thirty percent (30%) of all outstanding receivables owed by it to Borrower within ninety (90) days after due date; (iii) the account debtor is an Affiliate of Borrower; (iv) the goods relating thereto are placed on consignment, guaranteed sale, “bill and hold” or other terms pursuant to which payment by the account debtor may be conditional, including, without limitation, loaner receivables; (v) the account debtor is not located in the United States or Canada, unless the receivable is supported by a letter of credit in form and substance satisfactory to Lender; (vi) the account debtor is the United States or any department, agency or instrumentality thereof or any state, city or municipality of the United States, unless Borrower has complied with all applicable federal, state and other Assignment of Claims Act and Lender holds a perfected security interest in such Receivable ; (vii) Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, or for tolling inventory held by Borrower and owned by such account debtor (up to the amount of such liability); (viii) with respect to Receivables as to which the total obligations of such account debtor to Borrower exceed fifteen percent (15%) of Eligible Receivables; (ix) the account debtor disputes liability or makes any claim with respect thereto (up to the amount of such liability or claim), or is subject to any insolvency or bankruptcy proceeding, or becomes insolvent, fails or goes out of a material portion of its business; (x) the amount thereof consists of late charges or finance charges; (xi) the invoice constitutes a progress billing on a project not yet completed, except that the final billing at such time as the matter has been completed and delivered to the customer may be deemed an Eligible Receivable; (xii) credit balances over ninety (90) days past issue date (with the result that the total amount of Receivables which shall be considered ineligible as a result of the operation of clause (i) hereof shall be determined without giving effect to any credit balances included in the “over ninety (90) days”); (xiii) sales for cash or on other terms requiring cash on delivery (C.O.D.); (xiv) the face amount thereof exceeds Ten Thousand and 00/100 Dollars ($10,000.00), unless accompanied by evidence of shipment of goods relating thereto satisfactory to Lender in its sole discretion; (xv) unapplied cash receipts; or (xvi) invoices with respect to amounts owed for spool/or pallet deposits.

     “Environmental Law” means any past, present or future Federal, state, local or foreign statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of oil and/or Hazardous Substances into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Substances.

     “Environmental Permits” means collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to or in order to comply with any Environmental Law.

     “Equipment Line of Credit Loan” shall have the meaning assigned to such term in Section 8.00.

     “Equipment Line of Credit Note” shall have the meaning assigned to such term in Section 8.01.

     “ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time-to-time, and the regulations and published interpretations thereof.

     “Eurocurrency Reserve Requirement” means, for any LIBOR Loan for any Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves), if any, are required to be maintained during such Interest Period under Regulation D by the Lender against “Eurocurrency Liabilities” (as such term is used in Regulation D) but without benefit or credit of proration, exemptions, or offsets that might otherwise be available to the Lender from time-to-time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by the Lender against (a) any category of liabilities that includes deposits by reference to which the LIBOR Interest Rate for LIBOR Loans is to be determined; or (b) any category of extension of credit or other assets that includes LIBOR Loans.

     “Event of Default” means any of the events specified in Section 18.00, provided that any requirement (if any) for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     “Following Business Day Convention” means the convention for adjusting any relevant date that would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.

     “GAAP” means generally accepted accounting principles consistently applied, in accordance with financial reporting standards from time-to-time in effect among nationally recognized certified public accounting firms in the United States.

     “Guarantor” means Smith & Wesson Holding Corporation, a Nevada corporation, with a usual place of business at 2100 Roosevelt Avenue, Springfield, Massachusetts.

     “Hazardous Substances” means collectively, contaminants; pollutants; toxic or hazardous chemicals, substances, materials, wastes and constituents; petroleum products; polychlorinated biphenyls; medical wastes; infectious wastes; oil; asbestos; paint containing lead; and urea formaldehyde.

     “Impositions” means with respect to Borrower relating to the Mortgaged Premises, all taxes of every kind and nature, all charges, filing, registration and recording fees, excises and sewer rents, charges for water, for setting or repairing meters and for all other utilities serving the Mortgaged Premises, and assessments, levies, inspection and license fees and all other charges imposed or assessed against the Mortgaged Premises or any portion thereof, including the income derived from the Mortgaged Premises or imposed upon Lender by virtue of its interest in, or measured by amounts payable under the Note, this Agreement, the Mortgage or any other Loan Document and any stamp or other taxes which might be required to be paid with respect to the Loan Documents, any of which might, if unpaid, result in a lien on the Mortgaged Premises or any portion thereof, regardless of whom assessed.

     “Incipient Default” means any event or condition which, with the giving of notice or the lapse of time, or both, would become an Event of Default.

     “Insolvency” of the Borrower or any other person means that there shall have occurred with respect to that person one or more of the following events: dissolution, termination of existence, insolvency, business failure, appointment of a custodian, interim trustee, or trustee, of any part of the property of the Borrower, assignment or trust mortgage for the benefit of creditors by, or the voluntary or involuntary filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy or insolvency laws, or any laws relating to the relief of debts, readjustment of indebtedness, reorganization, composition or extension, by or against Borrower.

     “Intangible Assets” means as of any date of determination, the aggregate book value of all assets of the following character appearing in a balance sheet of the Borrower prepared in accordance with GAAP as at such date: goodwill, franchises, trademarks, trade names, licenses, permits, copyrights, organization expense, and all other assets which under GAAP are deemed intangible.

     “Interest Period” means (i) with respect to any LIBOR Loan, the period commencing on the date such loan is made and ending, as the Borrower may select, pursuant to Section 2.02, on the corresponding day which is one (1) month, two (2) months or three (3) months thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)	no Interest Period may extend beyond the Termination Date, in the case of a Revolving Line of Credit Loan without prior written approval of the Lender;

(b)	if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

     “Inventory” means all of Borrower’s now owned and hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service, or held for sale or lease, all raw materials, work-in-process, finished parts, finished goods (as the case may be and duplicative) and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower’s business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise and other personal property, and all documents of title or other documents representing them. Inventory shall not include any goods, merchandise or other personal property which may be in the possession of Borrower which is not owned by Borrower.

     “Lender” as used in this Agreement shall include the stated Lender herein and, except as the context may indicate a contrary intent, any successor in interest of the Lender.

     “Lending Office” means the Lender’s office at 1441 Main Street, Springfield, Massachusetts 01103.

     “Liabilities” of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified on a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender, or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) obligations under guaranties, and (v) obligations under any capitalized lease.

     “LIBOR Interest Rate” means, for each LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) determined by the Lender to be equal to the quotient of (a) the London Interbank Offered Rate for such LIBOR Loan for such Interest Period divided by (b) one minus the Eurocurrency Reserve Requirement, if any, for such Interest Period.

     “LIBOR Loan” means any Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR Interest Rate.

     “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

     “Loan(s)” means (i) a LIBOR or Prime Rate Revolving Line of Credit Loan or Loans; (ii) Commercial Term Loan; (iii) Commercial Real Estate Term Loan; and (iv) Equipment Line of Credit Loan.

     “Loan Documents” means this Agreement, any Note or other documents related to the transactions discussed in this Agreement.

     “London Interbank Offered Rate” means the rate for deposits in U.S. Dollars for a period equal to one (1) month, two (2) months or three (3) months (as the case may be) as such rate appears on Telerate Page 3750 as of 11:00 a.m. London time, on the day that is two (2) business days prior to the adjustment date. If such rate does not appear on Telerate Page 3750, the rate for that adjustment date will be the arithmetic mean of the rates quoted by major banks in London, selected by Banknorth, N.A., for a period equal to one (1) month, two (2) months or three (3) months, as the case may be, as of 11:00 a.m. London time, on the day that is two (2) business days prior to the adjustment date.

     “Long Term Lease” means any lease of property (real, personal or mixed), other than a capital lease, having a term (including terms of renewal or extension at the option of the lessee, whether or not such option has been exercised) expiring more than one year after the commencement of the initial term.

     “Mortgage” means a certain Mortgage and Security Agreement between the Lender and Borrower in which the Mortgaged Premises are mortgaged to Lender.

     “Mortgaged Premises” means the parcels of land with improvements thereon located at 2100 Roosevelt Avenue, Springfield, Massachusetts 01104 (the “Roosevelt Premises”); 299 Page Boulevard, Springfield, Massachusetts 01104 (the “Page Premises”); and 19 Aviation Drive, Houlton, Maine 04730 (the “Aviation Premises”).

     “Multiemployer Plan” means a Plan described in Section 4001(a)(3) of ERISA.

     “Net Cash Available for Debt Service” shall be defined as earnings before taxes, plus depreciation and amortization expense, plus interest expense, plus extraordinary expenses, less all unfinanced capital expenditures (including capital leases), less income taxes actually paid, less dividends, less extraordinary income.

     “Note” means: (i) the Revolving Line of Credit Note; (ii) the Commercial Term Promissory Note; (iii) the Commercial Real Estate Term Promissory Note; and (iv) the Equipment Line of Credit Note (collectively, the “Note” or “Notes”).

     “Obligation” and “Obligations” shall mean any and all liabilities and obligations of the Borrower to the Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes a LIBOR or Prime Rate Revolving Line of Credit Loan or Loans; (ii) Commercial Term Loan; (iii) Commercial Real Estate Term Loan; and (iv) Equipment Line of Credit Loan; (v) obligations to perform acts and refrain from taking action, as well as obligations to pay money, (vi) reimbursement obligations of the Borrower, pursuant to any documentation executed in conjunction with or related to the issuance by the Lender of any letters of credit; (vii) guaranty obligations; and/or (viii) all obligations arising under any SWAP Agreement.

     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     “Permitted Encumbrance” means any of the liens, claims, assessments, encumbrances, and rights of others encumbering title to the Mortgaged Premises which are set forth on Exhibit “B”.

     “Person” means an individual, partnership, corporation, liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

     “Prime Rate” means that rate established and announced as such, from time-to-time by the Wall Street Journal as the Prime Rate.

     “Prime Loan” means any Loan when and to the extent that the interest rate therefore is determined by reference to the Prime Rate.

     “Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

     “Receivables” means all of Borrower’s now owned and hereafter acquired accounts as defined under Article 9 of the Uniform Commercial Code in effect from time-to-time in the Commonwealth of Massachusetts (whether or not earned by performance), proceeds of any letters of credit naming Borrower as beneficiary, contract rights, chattel paper, instruments, documents and all other forms of obligations at any time owing to Borrower, all guaranties and other security therefore, whether secured or unsecured, all merchandise returned to or repossessed by Borrower and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time-to-time.

     “Rentals” shall mean and include all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender the property) payable by the Borrower, as lessee or sublessee under lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage lease” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

     “Reportable Event” means any of the events set forth in Section 4043 of ERISA.

     “Revolving Line of Credit Loan(s)” or “Revolving Credit Loan(s)” shall have the meaning assigned to such terms in Section 2.01.

     “Revolving Line of Credit Note” shall have the meaning assigned to such term in Section 2.05.

     “Tangible Net Worth” means as of any date of determination, the net value of the Borrower’s stockholder’s equity, as defined according to GAAP less the book value as of such date of Intangible Assets.

     “Telerate Page 3750” means the display designated as “Page 3750” on the Dow Jones Telerate Service ( or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar Deposits).

     “Termination Date” means September 30, 2007, but if the Revolving Line of Credit Loan is extended or renewed, the Termination Date shall be September 30th next following the date of extension or renewal unless otherwise determined by the Lender.

     “Total Debt Service” shall be defined as the total of interest payments of indebtedness due and principal repayments of long-term debt, including any capital leases.

     “Total Liabilities” means as of any date of determination, the total of all Liabilities of the Borrower which would be properly classified as liabilities, whether current or long-term, in accordance with GAAP.

     “Yield Maintenance Fee” means the resulting sum computed by subtracting the Federal Home Loan Bank Rate with a Maturity Date closest to the remaining term of the Note being prepaid from the applicable interest rate in effect at the time of prepayment, including, without limitation, the Default Rate. If the result is zero or a negative number, there shall be no Yield Maintenance Fee due and payable. If the result is a positive number, than the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term of the Note being prepaid. Said amount shall be reduced to present value, calculated by using the above-stated interest rate and the number of days remaining in the term of the applicable Note. The resulting amount shall be the Yield Maintenance Fee due to the Lender upon prepayment of a Note requiring the payment of a Yield Maintenance Fee.

     1.01 ACCOUNTING TERMS

     All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

     2.00 THE REVOLVING LINE OF CREDIT

     2.01 REVOLVING LINE OF CREDIT FACILITY (the “Revolving Line of Credit”)

     To a maximum amount of Seventeen Million and 00/100 Dollars ($17,000,000) a committed Revolving Line of Credit (the “Revolving Line of Credit Loan”) will be made available, subject to the Available Amount, repayable in accordance with the terms hereof, with Loans made from time-to-time during the period from the date of this Agreement up to, but not including, the date when demand is made for repayment of the Revolving Line of Credit on or after an the occurrence of an Event of Default or the Termination Date, if earlier. Loans may be in any amount within the limits of the Available Amount and within such limits, the Borrower may borrow and repay pursuant to Section 10.02, and re-borrow under this Section 2.01 on such terms and conditions as are contained herein, provided, however, at a time prior to the first request for borrowing under the Revolving Line of Credit, and at monthly intervals thereafter within thirty (30) days of month end, Borrower shall submit a Borrowing Base Certificate to Lender.

     Request for borrowings thereafter may be made from time-to-time by Borrower in the manner set forth immediately herein to the Available Amount in the previously tendered Borrowing Base Certificate. At such time as the full amount of such availability is borrowed, no further borrowings shall be requested without the filing of a subsequent Borrowing Base Certificate.

     Each Loan shall be made and maintained at the Lender’s Lending Office for such Loan. The Borrower shall pay interest to the Lender, which shall be calculated daily and payable monthly, in arrears, on the outstanding and unpaid principal amount of the Revolving Line of Credit Loans made under this Agreement during the preceding month at a rate per annum as follows:

          A. For a Prime Loan at a rate equal to Prime Rate; or

          B. For a LIBOR Loan at a rate equal to the adjusted LIBOR Interest Rate, plus two and one-half percent (2.50%) based upon the Interest Period selected by the Borrower and confirmed in writing to the Borrower following Borrower’s request for a LIBOR Loan or a conversion to a LIBOR Loan, as set forth in Section 2.02 below. Notwithstanding the forgoing, the LIBOR Interest Rate for a LIBOR Loan shall be reduced to LIBOR, plus two and one-quarter percent (2.25%) when Maximum Leverage is less than or equal to 2.00:1.00 and shall be further reduced to LIBOR, plus two percent (2.00%) at such time when Maximum Leverage is equal to or less than 1.25:1.00.

     2.02 NOTICE AND MANNER OF BORROWING

     The Borrower shall give the Lender written, telefax or telegraphic notice (effective upon receipt) of any Revolving Line of Credit Loans under this Agreement, on the Business Day of each Prime Loan, or at least two (2) Business Days before each LIBOR Loan, specifying in each case: (1) the date of such Loan; (2) the amount of such Loan;

(3) the type of such Loan; and (4) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto. Not later than 3:00 p.m. (EST) on the date of such Loan and upon fulfillment of the applicable conditions set forth in Section 10.08.1 – 10.08.22, the Lender will make such Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower’s Loan Account with the Lender.

     All notices given under this Section 2.02 shall be irrevocable and shall be given not later than 2:00 p.m. (EST) on the day which is not less than the number of Business Days specified above for such notice.

     2.03 CONVERSION AND RENEWALS

     The Borrower may elect from time-to-time to convert all, or a part of, one type of Revolving Line of Credit Loan into another type of Revolving Line of Credit Loan permitted under the Revolving Line of Credit facility, or to renew all or part of a Revolving Line of Credit Loan by giving the Lender notice at least one (1) Business Day before the conversion into a Prime Loan and at least two (2) Business Days before the conversion into or renewal of a LIBOR Loan; specifying in each case (1) the renewal or conversion date; (2) the amount of the Loan to be converted or renewed; (3) in the case of conversions, a specification that the Loan is to be converted from a Prime Loan to a LIBOR Loan or vice versa, as the case may be; and (4) in the case of renewals of, or a conversion into LIBOR Loans, the duration of the Interest Period applicable thereto; provided that:

(a)	the minimum principal amount of each Loan outstanding after a renewal or conversion shall be Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or one Hundred Thousand and 00/100 Dollars ($100,000.00) multiples there above in the case of LIBOR Loans; and

(b)	LIBOR Loans can be converted only as of the last day of the Interest Period for such Loan. All notices given under this Section 2.03 shall be irrevocable and shall be given not later than 2:00 p.m. (EST) on the day which is not less than the number of Business Days specified above for such notice.

     If the Borrower shall fail to give the Lender the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into a Prime Loan on the last day of the Interest Period for such Loan.

     2.04 CALCULATION AND PAYMENT OF INTEREST

     Any change in the interest rate based on the Prime Rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective.

     Interest on each Prime Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed for any payment period. Interest on each LIBOR Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed for the Interest Period.

     Interest on the Revolving Line of Credit Loan shall be paid in immediately available funds at the Principal Office of the Lender. Interest shall be calculated daily and payable monthly in accordance with the terms of the Note, in arrears on the average daily unpaid principal sum during the preceding month.

     2.05 THE REVOLVING LINE OF CREDIT NOTE

     All Revolving Line of Credit Loans made by the Lender under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single Revolving Line of Credit Note of the Borrower payable in accordance with the terms of this Agreement and in substantially the form of Exhibit “C”, duly completed, dated the date of this Agreement, and payable to the Lender, such Note to represent the obligation of the Borrower to repay the Revolving Line of Credit Loans. The Lender is hereby authorized by the Borrower to endorse on the schedule attached to the Note the amount and type of each Revolving Line of Credit Loan and each renewal, conversion, and payment of principal amount received by the Lender for the account of the applicable Lending Office on account of the Revolving Line of Credit Loans, which endorsement shall, in the absence of error, be conclusive as to the outstanding balance of the Revolving Line of Credit Loans made by the Lender; provided, however, that the failure to make such notation with respect to any Revolving Line of Credit Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Revolving Line of Credit Note.

     2.06 BORROWER PROMISES TO PAY

     The Borrower promises to pay to the Lender, or order, in accordance with the terms of this Agreement:

     A. The current amount of the debit balance of the Borrower’s Loan Account.

     B. Interest on the Loans at the rates and charges described in Sections 2.01, computed monthly on the average daily unpaid principal balance of all of Borrower’s Loan Account.

     C. Any and all reasonable charges, and expenses of every kind or description paid or incurred by the Lender under or with respect to Loans hereunder or any Collateral therefor or the collection of or realization upon the same including reasonable costs of collection, attorneys’ fees, expenses of litigation and otherwise. The Borrower hereby authorizes the Lender to charge interest, charges, and other expenses and fees provided for in this Agreement to any deposit account of the Borrower, with the Lender, or to the Borrower’s Loan Account.

     2.07 USE OF PROCEEDS

     The proceeds of the Revolving Line of Credit may be used by the Borrower only for to support working capital, letters of credit, foreign exchange, cash management exposure and deposits for equipment purchases.

     The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

     2.08 UNUSED BALANCE FEE

     The Borrower shall pay Lender an unused balance fee equal to one-quarter percent (.25%) of the average unused balance of the Revolving Line of Credit during the preceding quarter. Such fee shall be charged quarterly and paid upon billing.

     2.09 LETTER OF CREDIT FEE

     The Borrower agrees to pay Lender, an annual fee for all monies borrowed to support standby letters of credit equal to three-quarters percent (.75%) of the aggregate monies borrowed. Such fee shall be charged annually and payable upon billing.

     3.00 COLLATERAL REPORTING; INVENTORY

     3.01 INVOICES

     Borrower will not re-date any invoice or sale from the original date thereof or make sales on extended terms beyond those customary in Borrower’s Inventory, or otherwise extend or modify the term of any Receivable, except as otherwise provided in Section 5.02. If Borrower becomes aware of any matter affecting any Receivable, in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00), including information affecting the credit of the account debtor, Borrower will promptly notify Lender in writing.

     3.02 INSTRUMENTS

     In the event that any Receivable is or becomes evidenced by a promissory note, trade acceptance or other instrument for the payment of money, Borrower will immediately deliver such instrument to Lender appropriately endorsed to Lender and, regardless of the form of any presentment, demand, notice of dishonor, protest, and notice of protest with respect thereto, Borrower will remain liable thereon until such instrument is paid in full. Upon receipt by Lender of payment in respect of any instrument which has been delivered to Lender, the proceeds of such instrument or instruments shall be applied to reduction of the outstanding Obligations.

     3.03 PHYSICAL INVENTORY

     Borrower shall conduct a physical count of the Inventory at such intervals as Lender reasonably requests and promptly supply Lender with a copy of such accounts accompanied by a report of the value (calculated on the lower of cost or market basis) of the Inventory and such additional information with respect to the Inventory as Lender may reasonably request from time-to-time. The foregoing notwithstanding, at such time as Borrower has implemented a perpetual Inventory accounting system acceptable to and approved by Lender, Lender and Borrower shall reevaluate the frequency with which physical Inventory must be conducted by Borrower; provided, however, that any agreement changing the frequency with which physical inventories are to be conducted shall be without restriction upon Lender’s right to require Borrower to perform physical inventories more frequently upon the subsequent occurrence of any Event of Default, Incipient Default or if at any time Lender shall reasonably be concerned with the accuracy, integrity, or other proper operation of Borrower’s perpetual Inventory accounting system.

     3.04 RETURNS

     For so long as no Event of Default has occurred and is continuing, if any account debtor returns any Inventory to Borrower in the ordinary course of its business, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the account debtor (sending a copy to Lender of all such credit memorandum in excess of Fifty Thousand and 00/100 Dollars ($50,000.00)) in the appropriate amount. In the event any attempted return occurs after and during the continuance of the occurrence of an Event of Default, but only as to those Events of Default with respect to which Lender has given written notice to Borrower, Borrower shall (i) hold the return Inventory in trust for Lender; (ii) segregate all returned Inventory in trust for Lender; (iii) segregate all returned Inventory from all of its other property; (iv) conspicuously label the returned Inventory as Lender’s property; and (v) immediately notify Lender of the return of any Inventory, specifying the reason for such return, the location and condition of the returned Inventory, and on Lender’s request deliver such returned Inventory to Lender. Borrower shall not consign any Inventory.

     4.00 PRINCIPAL PAYMENTS; PROCEEDS OF COLLATERAL

     4.01 PRINCIPAL PAYMENTS

     That portion of the Obligations consisting of principal payable on account of the Revolving Line of Credit Loans shall be payable by Borrower to Lender immediately upon the earliest of (i) the receipt by Lender or Borrower of any proceeds of any of the Collateral from the sale or disposition of the Collateral (not otherwise permitted by this Agreement or any of the other Loan Documents) to the extent of said proceeds; (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of such Revolving Line of Credit Loan; or (iii) any termination of this Agreement; provided, however, that any over advance shall be payable on demand. Upon any acceleration of the maturity of the Loans or upon the earlier termination of the Revolving Line of Credit Loan, the full amount of any and all Loans shall simultaneously be due and payable in full.

     4.02 COLLECTIONS

     Until the occurrence of an Event of Default, Borrower may make collection of all Receivables. Upon the occurrence of an Event of Default (subject to grace and cure periods) Borrower shall collect all Receivables for Lender and shall receive all payments as trustee of Lender and immediately deliver all payments to Lender in their original form as set forth below, duly endorsed in blank unless otherwise notified to the contrary by Lender. Lender or its designee may, in the circumstances described below, notify account debtors that the Receivables have been assigned to Lender and of Lender’s security interest therein. Lender may only give the foregoing notification to account debtors at any time when there exists and Event of Default or Incipient Default, or absent the existence of an Event of Default or Incipient Default, if in Lender’s good faith judgment, based upon credible evidence, Lender believes that (a) the proceeds of Lender’s Collateral resulting from the sale or other disposition (not otherwise permitted by this Agreement or any of the Loan Documents) are being diverted from it, or (b) the Borrower’s properties or assets are otherwise being misappropriated (the foregoing events being referred to herein as “Designated Collateral Impairment Events”). After the occurrence of and Event of Default or any Designated Collateral Impairment Event, Lender may collect the Receivables directly if elected by Lender, and charge the collection costs and expenses to Borrower’s Loan Account. Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Lender on account of the Obligations one (1) Business Day after receipt by Lender of good funds which have been finally credited to Lender’s account. Lender is not, however, required to credit Borrower’s Loan Account for any amount of any item of payment which is unsatisfactory to Lender in its reasonable discretion and Lender may charge Borrower’s Loan Account for the amount of any item of payment which is returned to Lender unpaid. In the event that Lender determines not to credit Borrower’s Loan Account for any item which is unsatisfactory to Lender, Lender shall give prompt notice thereof to Borrower, designating the reason such item was determined to be unsatisfactory, and shall reasonably cooperate with Borrower in obtaining a replacement satisfactory item or otherwise correcting the reason such item was unsatisfactory.

     4.03 ESTABLISHMENT OF A BLOCKED ACCOUNT

     Upon the occurrence of an Event of Default, all proceeds of Collateral shall, at the direction of Lender, be deposited by Borrower into a lock box account, or such other “Blocked Account” as Lender may require (the “Blocked Account”) with Lender. All funds deposited in the Blocked Account shall immediately become the sole property of Lender.

     4.04 PAYMENTS WITHOUT DEDUCTION

     Borrower shall pay principal, interest and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any set off or counterclaim.

     4.05 COLLECTION DAYS UPON REPAYMENT

     In the event Borrower repays the Obligations in full, at any time hereafter, such payment in full will be credited (conditioned upon final collection) to Borrower’s Loan Account, one (1) Business Day after Lender’s receipt thereof.

     5.00 RECEIVABLES

     5.01 ELIGIBILITY

     Borrower represents and warrants that each Receivable covers and will cover a bona fide sale or lease and delivery by it of goods or the rendition by it of services in the ordinary course of its business, and will be for a liquidated amount and Lender’s security interest will not be subject to any offset, deduction, counterclaim, rights of return or cancellation, lien or other condition. If any representation of warranty is breached as to any Receivable, or any Receivable ceases to be an Eligible Receivable for any reason other than payment thereof, than Lender may, in addition to its other rights hereunder, designate any and all Receivables owing by that account debtor as not Eligible Receivables; provided, that Lender shall in any such event retain its security interest in all Receivables, whether or not Eligible Receivables, until the Obligations have been fully satisfied and Lender’s obligation to provide Loans hereunder is terminated.

     5.02 DISPUTES

     Borrower shall notify Lender promptly of all disputes and claims in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) and settle or adjust such disputes or claims at no expense to Lender, but no discount, credit or allowance shall be granted any account debtor and no returns of merchandise shall be accepted by Borrower without Lender’s consent, except for discounts, credits and allowances made or given in the ordinary course of Borrower’s business or where such amount is less than One Hundred Thousand and 00/100 Dollars ($100,000.00). Lender may, at any time after the occurrence of an Event of Default as to which Event of Default Lender has given written notice to Borrower, settle or adjust disputes and claims directly with account debtors for amounts and upon terms which Lender considers advisable in its reasonable credit judgment and, in all cases, Lender will credit Borrower’s Loan Account with only the net amounts received by Lender and payment of any Receivables.

     6.00 THE COMMERCIAL TERM LOAN FACILITY

     6.01 THE COMMERCIAL TERM LOAN

     A Twelve Million One Hundred Four Thousand and 00/100 Dollars ($12,104,000) Commercial Term Loan (the “Commercial Term Loan”) will be made available to the Borrower. The Commercial Term Loan shall be repaid over a seven (7) year amortization schedule with fixed monthly principal and interest payments.

     6.02 CALCULATION AND PAYMENT OF INTEREST

     The Borrower shall pay interest to the Lender, on the outstanding and unpaid principal amount of the Loan made under this Agreement at a rate per annum equal to six and twenty-three one hundredth percent (6.23%).

     Interest on the Commercial Term Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed for any payment period.

     6.03 THE TERM LOAN PROMISSORY NOTE

     The Commercial Term Loan made by the Lender under this Agreement shall be evidenced by, and repaid with interest in accordance with a Commercial Term Promissory Note substantially in the form of Exhibit “D”.

     6.04 USE OF PROCEEDS

     The Term Loan shall be used only to refinance certain indebtedness due the Lender and to fully pay outstanding indebtedness due Tomkins Corporation.

     7.00 THE COMMERCIAL REAL ESTATE TERM LOAN FACILITY

     7.01 THE COMMERCIAL REAL ESTATE TERM LOAN

     A Five Million Eight Hundred Ninety Six Thousand and 00/100 Dollar ($5,896,000) Commercial Real Estate Loan (the “Commercial Real Estate Term Loan”) will be made available to the Borrower. The Commercial Real Estate Loan shall be repaid over a twenty (20) year amortization schedule with a ten (10) year maturity, fixed monthly principal and interest payments.

     7.02 CALCULATION AND PAYMENT OF INTEREST

     The Borrower shall pay interest to the Lender, on the outstanding and unpaid principal amount of the Loan made under this Agreement at a rate per annum equal to six and eighty-five one hundredths percent (6.85%).

     Interest on the Commercial Real Estate Term Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed for any payment period.

     7.03 THE COMMERCIAL REAL ESTATE TERM LOAN PROMISSORY NOTE

     The Commercial Real Estate Loan made by the Lender under this Agreement shall be evidenced by, and repaid with interest in accordance with a Commercial Real Estate Term Promissory Note substantially in the form of Exhibit “E”.

     7.04 USE OF PROCEEDS

     The Commercial Real Estate Loan shall be used only to refinance certain indebtedness due the Lender and to fully pay outstanding indebtedness due Tomkins Corporation.

     8.00 THE EQUIPMENT LINE OF CREDIT FACILITY (“EQUIPMENT LINE OF CREDIT”)

     8.01 THE EQUIPMENT LINE OF CREDIT AGREEMENT

     Lender agrees to make available on or after May 1, 2005, an Equipment Line of Credit referred to as the “Equipment Loans” or “Equipment Line of Credit Loan” to Borrower to a maximum aggregate principal sum of Five Million and 00/100 Dollars ($5,000,000) until April 30, 2006, in accordance with an Equipment Line of Credit Note annexed hereto as Exhibit “F”. Advances shall only be made if, in the reasonable opinion of the Lender, there has been no material adverse change in the Borrower’s financial condition and no Event of Default has occurred and is continuing under this Agreement. No Equipment Loan shall exceed eighty percent (80%) of the cost of any equipment being financed in connection herewith. Loans subject to the Available Amount, shall be repayable in accordance with the terms hereof, with Loans made from time-to-time during the period from the date of this Agreement, up to, but not including, the date of the earlier of (i) the date when demand is made for repayment of the Equipment Line of Credit on or after the occurrence of an Event of Default or (ii) the Conversion Date. Loans may be in any amount within the limits of the Available Amount and within such limits, the Borrower may borrow and repay pursuant to Section 10.02 and re-borrow under this Section 8.01 on such terms and conditions as are contained herein.

     The Borrower shall pay interest to Lender, which shall be calculated daily and payable monthly, in arrears on the outstanding and unpaid principal amount of the Equipment Line of Credit Loan made under this Agreement during the preceding month prior to the Conversion Date at a rate per annum as follows:

     A. For a Prime Loan at a rate equal to Prime Rate; or

     B. For LIBOR Loan at a rate equal to the adjusted LIBOR Interest Rate, plus two and one-half percent (2.50%) based upon the Interest Period selected by the Borrower and confirmed in writing to the Borrower following Borrower’s request for a LIBOR Loan or a conversion to a LIBOR Loan, as set forth in Section 8.05, below. Notwithstanding the forgoing, the LIBOR Interest Rate for a LIBOR Loan shall be reduced to LIBOR, plus two and one-quarter percent (2.25%) when Maximum Leverage is less than or equal to 2.00:1.00 and shall be further reduced to LIBOR, plus two percent (2.00%) at such time when Maximum Leverage is equal to or less than 1.25:1.00.

     All Equipment Loans shall be secured, inter alia, by first purchase money security interest(s) in the specific items of personal property to be purchased by Borrower from time-to-time, as well as the security interest granted in Section 11.00, 11.01 and 11.02 herein, which said purchases are to be the subject of prior presentment to Lender for approval in each instance, utilizing the Collateral Rider form annexed hereto as Exhibit “G”.

     At such time as Lender approves each Collateral Rider and each Equipment Loan is made to Borrower; Lender then shall receive, inter alia, a first purchase money security interest in and to said Collateral as security for payment and performance of the Obligations.

     The aggregate availability of all Equipment Loans shall cease on April 30, 2006 (the “Conversion Date”) at which time the (then) unpaid outstanding principal balance shall convert and be repaid over and up to the seven (7) year amortization schedule, as more fully described in the Equipment Line of Credit Note.

     Borrower shall, in each instance in which a Collateral Rider is presented to Lender for approval, have evidence of ability to receive good and marketable title(s) in and to said Collateral from seller thereof, and availability of title(s) or Certificate(s) of Origin (if applicable), for tender to Lender at the time the loan is granted; all satisfactory to Lender in its sole, but reasonable discretion in each instance.

     8.02 ELIGIBILITY FOR BORROWING UNDER THE EQUIPMENT LINE

     At all times, it will be within the continuing, reasonable discretion of the Lender whether to make, or continue to make further Equipment Loans of any amount under this Agreement, without the requirement of any prior notice to Borrower, and even if the said Available Amount has not (then) been loaned at the time of any such request.

     Nothing herein shall be construed to restrict the Lender, in it sole and exclusive discretion, from making Loans in excess of the stated Available Amount, or waiving other requirements upon Collateral herein, without executing any additional notes, security agreement(s) and its so doing in any instance, shall not waive its rights to insist upon strict compliance with the terms hereof at any other time, and to further rely upon all Collateral secured to it for satisfaction of all Equipment Loans, without exception.

     8.03 REPAYMENT OF PRINCIPAL AND INTEREST, RATES AND CHARGES

     The next day following the Conversion Date, principal and interest shall be payable monthly, based upon an up to a seven (7) year amortization schedule pursuant to the Equipment Term Note to be executed by the Borrower.

     8.04 NOTICE AND MANNER OF BORROWING

     The Borrower shall give the Lender written, telefax or telegraphic notice (effective upon receipt) of any Equipment Loans under this Agreement, on the Business Day of each Prime Loan, or at least two (2) Business Days before each LIBOR Loan, specifying in each case: (1) the date of such Loan; (2) the amount of such Loan; (3) the type of such Loan; and (4) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto. Not later than 3:00 p.m. (EST) on the date of such Loan and upon fulfillment of the applicable conditions set forth in Section 10.08.01 – 10.08.22, the Lender will make such Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower’s Loan Account with the Lender.

     All notices given under this Section 8.04 shall be irrevocable and shall be given not later than 2:00 p.m. (EST) on the day which is not less than the number of Business Days specified above for such notice.

     8.05 CONVERSION AND RENEWALS

     Prior to the Conversion Date, the Borrower may elect from time-to-time to convert all, or a part of, one type of Equipment Loan into another type of Loan permitted under the Revolving Line of Credit facility, or to renew all or part of an Equipment Loan by giving the Lender notice at least one (1) Business Day before the conversion into a Prime Loan and at least two (2) Business Days before the conversion into or renewal of a LIBOR Loan; specifying in each case (1) the renewal or conversion date; (2) the amount of the Loan to be converted or renewed; (3) in the case of conversions, a specification that the Loan is to be converted from a Prime Loan to a LIBOR Loan or vice versa, as the case may be; and (4) in the case of renewals of, or a conversion into LIBOR Loans, the duration of the Interest Period applicable thereto; provided that:

(a)	the minimum principal amount of each Loan outstanding after a renewal or conversion shall be Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or one Hundred

Thousand and 00/100 Dollars ($100,000.00) multiples there above in the case of LIBOR Loans; and

(b)	LIBOR Loans can be converted only as of the last day of the Interest Period for such Loan. All notices given under this Section 8.05 shall be irrevocable and shall be given not later than 2:00 p.m. (EST) on the day which is not less than the number of Business Days specified above for such notice.

     If the Borrower shall fail to give the Lender the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into a Prime Loan on the last day of the Interest Period for such Loan.

     8.06 INSPECTIONS

     The Lender, upon reasonable notice to the Borrower, and at the sole expense of Borrower may, from time-to-time require Borrower to provide access to its books and records and to inspect all Collateral, or undertake such additional or alternative actions as it deems appropriate in connection with the maintenance of any Loan contemplated hereby. Borrower shall, at all times, provide its full, prompt, and unlimited assistance to the Lender upon each such request, time being of the essence.

     9.00 THE GUARANTOR

     9.01 GUARANTOR’S AGREEMENT

     Payment and performance of Borrower’s Obligations shall be unconditionally guaranteed by the Guarantor, all as more fully described in Exhibit “H” attached hereto and incorporated by reference.

     10.00 GENERALLY

     As to all Loan(s) made pursuant to this Agreement:

     10.01 CROSS DEFAULT

     A default beyond any applicable notice, grace or cure period, of any of the terms and conditions of any Obligation of the Borrower to the Lender (including, without limitation any reimbursement obligations arising out of any Letter(s) of Credit which the Lender may later issue on behalf of the Borrower) or any document or instrument evidencing such an obligation shall constitute a default of the Notes, this Agreement, and any other Obligations of the Borrower to the Lender whether evidenced by notes or otherwise.

     10.02 METHOD OF PAYMENT

     All payments and prepayments of principal and all payments of interest, fees and other amounts payable hereunder shall be made by the Borrower to the Lender at its Lending Office OR SUCH OTHER PLACE AS THE LENDER MAY FROM TIME-TO-TIME SPECIFY IN WRITING in immediately available UNITED STATES DOLLARS [LAWFUL CURRENCY OF THE UNITED STATES OF AMERICA], on or before 11:00 a.m. (Boston, Massachusetts time) on the due date thereof, WITHOUT COUNTERCLAIM OR SETOFF AND FREE AND CLEAR OF, AND WITHOUT ANY DEDUCTION OR WITHHOLDING FOR, ANY TAXES OR OTHER PAYMENTS. The Borrower hereby authorizes the Lender, if and to the extent payment is not made when due under this Agreement or under any Note, to charge from time-to-time against any account of the Borrower with the Lender any amount so due. Whenever any payment to be made under this Agreement or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

     10.03 PREPAYMENT

     The Borrower may, with respect to any Prime Loan only, upon at least one (1) Business Day’s notice to the Lender, prepay any Note in whole or in part, with accrued interest to the date of such prepayment on the amount prepaid without any penalty or premium. LIBOR Loans where a fixed rate of interest has been selected may not be prepaid without Borrower incurring and paying the Lender, pursuant to the Funding Loss Indemnification, as provided in Section 10.11. If the Commercial Real Estate Term Promissory, Commercial Term Promissory Note or the Equipment Line of Credit Note (where a fixed rate of interest is applicable) are otherwise prepaid, there shall be a prepayment penalty, equal to the greater of two percent (2.00%) of the principal balance being prepaid or the Yield Maintenance Fee. Notwithstanding anything to the contrary contained herein, there shall be no prepayment penalty if any Note is prepaid in whole or in part from excess cash flow from the Borrower’s business operations.

     Notwithstanding anything to the contrary contained in the above prepayment clause, the Lender agrees that in the event that (i) the Borrower seeks to consummate an acquisition whereby Borrower shall be the surviving entity (the “Acquisition”), (ii) and Lender declines to finance such Acquisition and does not agree to match a bona fide commitment from another lender (the “Third Party Lender”) which agrees to finance such Acquisition (the “Acquisition Financing”), that in the event that such Third Party Lender consummates such Acquisition Financing, the forgoing prepayment penalty shall not apply if the Lender is fully paid off in connection with such Acquisition Financing; provided, however, any outstanding LIBOR Loans shall still be subject to funding loss indemnification if they are paid on or before the required LIBOR payment date.

     10.04 LATE PAYMENT

     Any payment on the Loans received more than ten (10) days after its due date shall be subject to an additional charge of six percent (6.00%) of the amount due.

     10.05 [INTENTIONALLY DELETED]

     10.06 ADDITIONAL PAYMENTS

     If after the date of this Agreement the Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (ii) compliance by the Lender or any parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on the Lender’s or such holding company’s capital as a consequence of the Lender’s agreement to make Loans hereunder to a level below that which the Lender or such holding company could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by the Lender to be material, or (iii) as a result from any change after the date of this Agreement in United States, Federal, State, Municipal or Foreign Laws or Regulations (including Regulation D), or the adoption or making after the date of any interpretations, directives or requirements applying to a class of banks, including the Lender of or under any United States, Federal, State, Municipal or Foreign Laws or Regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof which changes the basis of taxation of any amounts payable to the Lender under this Agreement, including, without limitation, the LIBOR or Prime Rate Revolving Line of Credit Loan or Loans, Commercial Term Loan, Commercial Real Estate Term Loan and Equipment Line of Credit Loan, other than taxes imposed on the overall net income of the bank for any of such loans by the jurisdiction where the Lending Office of the Lender is located), then the Lender shall notify the Borrower thereof. The Borrower agrees to pay to the Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by the Lender of a statement in the amount and setting forth the Lender’s calculation thereof, which statement shall be deemed true and correct absent manifest error. In determining such amount, the Lender may use reasonable averaging and attribution methods.

     10.07 TENURE OF THE LOAN AND SECURITY AGREEMENT

     This Agreement shall become effective upon the execution by the parties hereto. When so executed, this Agreement shall be binding on, and inure to, the benefit of the respective successors and permitted assigns of the Borrower (if authorized by the Lender, in writing, in the Lender’s reasonable discretion), and of the Lender, and shall continue in full force and effect and unchanged except by agreement in writing between the Borrower and the Lender until terminated as hereinafter provided.

     Termination of the Revolving Line of Credit under any circumstances, shall not terminate any of the Borrower’s obligations hereunder of affect any of the Lender’s rights or remedies, under this Agreement, or otherwise, with respect to any obligations or with respect to any of the Borrower’s Collateral or other surety, or Collateral security provided to Lender by any of them, it being understood and agreed that all rights, remedies, and privileges granted to the Lender pursuant to this Agreement, the Notes, or any other document and instrument, shall continue in full force and effect until payment in full of all Obligations.

     10.08 CONDITIONS PRECEDENT

     The obligation of the Lender to make a LIBOR or Prime Rate Revolving Line of Credit Loan or Loans, the Commercial Term Loan, the Commercial Real Estate Term Loan and any Equipment Line of Credit Loan shall be subject to the condition precedent that the Lender shall have received on or before the day of such transaction each of the following, in form and substance satisfactory to the Lender and its counsel in their reasonable discretion:

          10.08.1 EXECUTION OF NOTES

     The applicable Note duly executed by the Borrower.

10.08.2	EVIDENCE OF BORROWER’S AUTHORITY AND INCUMBENCY OF REPRESENTATIVES.

          Certified (as of the date of this Agreement) copies of all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement together with a certificate (dated as of the date of this Agreement) of the Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower under this Agreement.

10.08.3	EVIDENCE OF GUARANTOR’S AUTHORITY AND INCUMBENCY OF REPRESENTATIVES.

          Certified (as of the date of this Agreement) copies of all corporate action taken by the Guarantor, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement together with a certificate (dated as of the date of this Agreement) of the Secretary of the Guarantor certifying the names and true signatures of the officers of the Guarantor authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Guarantor under this Agreement.

          10.08.4 OPINION

          A favorable opinion of counsel for the Borrower and Guarantor, dated the date of the Loan, in such form as is acceptable to the Lender and as to such other matters as the Lender may reasonably request.

          10.08.5 OFFICER’S CERTIFICATE, ETC.

          The following statements shall be true and the Lender shall have received a certificate signed by a duly authorized officer of the Borrower dated the date of the Loan stating that:

     a) The representations and warranties contained in Section 12.00 of this Agreement are correct on and as of the date of the Loan as though made on and as of such date; and

     b) No Incipient Default or Event of Default has occurred and is continuing, or would result from the making of the Loan.

          10.08.6 FLOOD CERTIFICATES

          Lender shall have received and approved Flood Certificates concerning the Mortgaged Premises.

          10.08.7 APPRAISALS

          Appraisals of the machinery and equipment of Borrower, satisfactory to the Lender in scope and as to the values reported therein.

          10.08.8 SOLVENCY CERTIFICATE

          Lender shall have received an executed Solvency Certificate as more fully described in Exhibit “I”.

          10.08.9 TITLE INSURANCE

          A mortgagee’s policy of title insurance issued on the 1970 ALTA form by a nationally recognized title company, approved by Lender, in the aggregate face amount of Five Million Eight Hundred Ninety Six Thousand and 00/100 Dollars ($5,896,000), together with such reinsurance and direct access agreements as Lender may request, guarantying as of the date of closing, the mortgage to be a valid first and prior lien on Borrower’s ownership interest in the Mortgaged Premises (including any easements appurtenant thereto), subject only to Permitted Encumbrances. The title policy shall contain such endorsements as Lender may require.

          10.08.10 SURVEY

          A survey of the Mortgaged Premises, the building and other improvements, certified to the Lender and the title company by a surveyor satisfactory to the Lender, which survey shall contain the minimum detail for land surveys as most recently adopted by ALTA/ASCM, and which survey shall comply with Lender’s survey requirements and shall contain Lender’s standard form certification. Said survey shall show no state of facts or conditions objectionable to Lender.

          10.08.11 HAZARD INSURANCE

          Insurance policies acceptable to Lender which name Lender as mortgagee, loss payee and additional insured with coverages acceptable to Lender or Evidence of Insurance evidencing same.

          10.08.12 UCC AND TAX LIEN SEARCHES

          Uniform Commercial Code and tax lien searches made in the Commonwealth of Massachusetts, the City of Springfield, Massachusetts, the State of Delaware and the State of Maine, showing no filings relative to any Collateral other than those made pursuant to this Agreement, and no federal or state tax liens against Borrower or any Guarantor.

          10.08.13 CORPORATE DOCUMENTATION

          Certified copies of the Borrower’s Articles of Incorporation, By-Laws, Certificates of Good Standing from the Secretary of State’s Office and Department of Revenue Office and original Corporate Resolutions, Certificates of Incumbency with specimen signatures.

          10.08.14 APPRAISAL

          An independent appraisal of the Mortgaged Premises in compliance with FIRREA standards from a state certified appraiser engaged by Lender which indicates the fair market value of the Mortgaged Premises and is satisfactory to Lender in all respects.

          10.08.15 ENVIRONMENTAL ASSESSMENT

          An environmental site assessment with respect to the Mortgaged Premises prepared by an environmental consultant satisfactory to Lender showing no matters unsatisfactory to Lender, a letter from the consultant preparing the environmental site assessment stating that the Lender is authorized to rely on the information contained therein and evidence satisfactory to the Lender of said environmental consultants errors and omissions insurance coverage.

          10.08.16 [INTENTIONALLY DELETED]

          10.08.17 [INTENTIONALLY DELETED]

          10.08.18 ZONING

          Evidence satisfactory to Lender as to zoning compliance of the Mortgaged Premises.

          10.08.19 [INTENTIONALLY DELETED]

          10.08.20 PERFECTION CERTIFICATE

          A perfection certificate completed with respect to the Borrower and which is satisfactory to Lender in all respects. A copy of such perfection certificate is annexed hereto as Exhibit “J”.

          10.08.21 OPERATING AND FINANCIAL STATEMENTS

          Current financial statements satisfactory to Lender for Borrower and any Guarantor, together with operating and cash flow statements for the Mortgaged Premises.

          10.08.22 OTHER ITEMS

          Such other approvals, opinions, certificates, documents and/or instruments as Lender may require in its reasonable discretion.

     10.09 POWER OF ATTORNEY

     Borrower appoints Lender and its designees as Borrower’s attorney, with the power after the occurrence of any Event of Default or of any Designated Collateral Impairment Event, to endorse Borrower’s name on any checks, notes, acceptances, money orders or other forms of payment or security that come into Lender’s possession; to sign Borrower’s name on any invoice or bill of lading relating to any Receivable, on drafts against customers, on assignments of receivables, on notices of assignment, financing statements and other public records, and on verifications of accounts sent to account debtors; to send requests for verification of Receivables to customers or account debtors; to sign Borrower’s name on notices to customers or account debtors, to notify account debtors that the Receivables have been assigned to

Lender and of Lender’s security interest therein, and to notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender and to open and dispose of all mail addressed to Borrower; and to do all other things Lender deems necessary and desirable to carry out the terms of this Agreement. Borrower hereby ratifies and approves all acts of such attorney. Neither Lender nor any of its designees will be liable for any acts or omissions nor for any error of judgment or mistake of fact or law acting as Borrower’s attorney, unless caused by Lender’s or its designees gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied and Lender’s obligation to provide Loans hereunder shall have terminated.

     10.10 FEDERAL RESERVE BANK

     Notwithstanding anything to the contrary contained herein, Lender may at any time pledge or assign all or any portion of Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve bank; provided, however, that no such pledge or assignment shall release the Lender from Lender’s obligations hereunder or any other Loan Documents.

     10.11 FUNDING LOSS INDEMNIFICATION

     The Borrower shall pay to the Lender, upon the request of the Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost, or expense (including the then present value of any lost interest earnings as a result of any re-deployment of prepaid funds) incurred as a result of:

(1)	Any payment of a LIBOR Loan on a date other than a scheduled principal payment day or the last day of the Interest Period for such Loan including, but not limited to, acceleration of the Loans by the Lender pursuant to Section 19.00; or

(2)	Any failure by the Borrower to borrow or convert, as the case may be, a LIBOR Loan on the date for borrowing or conversion, as the case may be, specified in the relevant notice provision under Sections 2.02 and 2.03 or 8.04 and 8.05; or

     10.12 ILLEGALITY

     Notwithstanding any other provision in this Agreement, if the Lender determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency, shall make it unlawful or impossible for the Lender (or its Lending Office) to maintain its commitment, then upon notice to the Borrower by Lender, the rate of interest being charged to Borrower shall convert and float at the Prime Rate.

     10.13 DISASTER

     Notwithstanding anything to the contrary contained herein, if the Lender determines (which determination shall be conclusive) that:

     (1) Quotations of interest rates for the relevant deposits referred to in the definition of LIBOR as the case may be, are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement; or

     (2) the relevant rates of interest referred to in the definition of LIBOR, upon the basis of which the rate of interest for any such type of loan is to be determined do not accurately cover the cost to the Lender of making or maintaining such type of loan; then the Lender shall forthwith give notice thereof to the Borrower, whereupon the rate of interest being charged to Borrower shall convert and float at the Prime Rate.

     10.14 SWAP

     Borrower may enter into a SWAP agreement or other similar agreement or arrangement with Lender or its affiliates with respect to any or all LIBOR Loans (any such agreement or arrangement shall be in form and substance reasonably satisfactory to Lender) in order to hedge or minimize risk with respect to the fluctuation of interest rates (the “SWAP Agreement”). The SWAP Agreement shall be for a stipulated term, and shall, at all times, be in a notional amount sufficient to cover all principal amounts outstanding from time to time under the respective Loan. If the SWAP Agreement shall expire and leave any principal of the Loan uncovered thereby, or if for any other reason any principal portion of the Loan shall be uncovered by the SWAP Agreement, such uncovered amount shall be immediately due and payable. Interest rate SWAP’s are subject to a make whole provision in the event of a prepayment. In the event that interest rates have moved downward, the Borrower will be responsible to the Lender for such payment.

     11.00 SECURITY INTEREST

     Borrower, for valuable consideration received, hereby pledges, assigns, transfers and grants to Lender, a continuing lien and security interest in all of Borrower’s tangible and intangible personal property and chose-in-action, including, without limitation, all materials, equipment, goods, inventory, accounts, including health care insurance receivables, accounts receivable, contracts rights, chattel paper, general intangibles, including payment intangibles and amounts owed by other than customers regardless of whether or not they constitute proceeds of other Collateral; all chose-in-action, cash, cash deposits, securities, documents, rebates, documents of title, instruments, deposit accounts, debts, refunds, letter of credit rights, supporting obligations, new and used motor vehicles, policies and certificates of insurance, obligations and liabilities in whatever form owing from any person, corporation or other legal entity, including all replacements and substitutions therefore or accessions thereto; all books, records, evidence of title, good will, and all papers relating to the operation of the Borrower’s business; all federal, state and local tax refunds and/or abatements and any loss forward and carry back tax refunds; computer programs; all fixtures, leases, any and all equipment leases, rentals and other sums payable thereunder, other chattel paper, purchase option payments, lessor’s interest in leased equipment and insurance proceeds; licenses or interests in real estate; all liens, guarantees, investment property, including without limitation, securities, stocks, bonds, warrants, options, rights, remedies and privileges pertaining to all of the foregoing. Also including, without limitation, all equipment or inventory described in Collateral Riders, so-called, executed by Borrower from time-to-time and incorporated by reference herein as restated together with products and proceeds thereof and all accessions and additions thereto and all replacements and substitutions therefore, and all proceeds of credit, fire, casualty, or other insurance upon said property, or any of the above which are acquired with any cash proceeds, or other collateral, (all hereinafter called the “Collateral”). The term “proceeds” shall include, without limitation, all types or classifications of non-cash proceeds acquired with cash proceeds. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Collateral described in this Agreement or in the other Loan Documents shall not include: (a) any intangible which constitutes intellectual property of the Borrower (including, without limitation, the “Smith & Wesson” trade name and any trade secrets, know-how, licenses, trade names, logos, registrations, patents, patent applications, copyrights, copyright applications, trademarks or trademark applications); or (b) any licenses leases or other contracts to the extent that the granting of a security interest therein would constitute a breach thereof or is prohibited thereby and such prohibition is not ineffective under Sections 9-406(d), 9-407, 9-408 or 9-409 of the Uniform Commercial Code; provided, further (x) all accounts arising under such licenses, leases or other contracts shall be included in the definition of Collateral and shall constitute Collateral and (y) the Collateral shall include all payments and other property received or Receivable in connection with any sale or other disposition of such licenses, leases or other contracts.

     11.01 The security interest granted hereby is to secure payment and performance of all Obligations from Borrower to Lender, together with all interest, and all reasonable fees, charges and expenses including expenses of the Lender’s counsel in the maintaining, foreclosing and selling of any of the Collateral.

     11.02 IT IS THE TRUE, CLEAR, AND EXPRESS INTENTION OF THE Borrower that the continuing grant of this security interest remain as security for payment and performance of all Obligations, whether now existing, or which may hereinafter be incurred by future advances, or otherwise; and whether, or not, such obligation is related to the transaction described in this Agreement, by class, or kind, or whether or not contemplated by the parties at the time of the granting of this security interest. The notice of the continuing grant of this security interest therefore shall not be required to be stated on the face of any document representing any such obligation, nor otherwise identified it as being secured hereby.

     12.00 REPRESENTATIONS AND WARRANTIES, GENERALLY

     Borrower also represents, warrants and agrees that:

     12.01 CHIEF EXECUTIVE OFFICE

     It has no chief executive office, or principal place of business, or principal mailing address, other than that shown above and that Borrower also keeps its records concerning accounts, contract rights and other property, as well as all Collateral, at said location, unless otherwise specified in Exhibit “K”, attached to this Agreement. Borrower will immediately notify Lender in writing of any change in the location of any place of business or intention to change the location of any Collateral or the establishment of any new chief executive office, principal place of business, or location of inventory, or office where its aforesaid records are kept.

     12.02 GOOD STANDING

     Borrower is duly organized and existing in good standing under the laws of the State of Delaware and is duly qualified to do business under the laws of each state where the nature of the business done or property owned requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the Borrower.

     12.03 CORPORATE AUTHORITY

     Borrower’s delivery and performance hereof are within Borrower’s corporate powers, have been duly authorized by vote of the Board of Directors, and are not in contravention of the terms of, and will not result in any event of default under Borrower’s Articles of Organization, by-laws, or other incorporation papers, or of any material indenture, promissory note, agreement or undertaking to which Borrower is a party or by which it is bound or affected. All of Borrower’s issued and outstanding capital stock has been properly issued and all Borrower’s books and records, in particular its minute books, by-laws, and books of account, are accurate and up-to-date and will be so maintained.

     12.04 PERFECTION

     Borrower agrees that any failure of perfection or other bar to lawful enforcement of said security agreements, liens, pledges of assets of any kind or nature, wholly or in part, shall not constitute an impairment of said Collateral by the Lender and the undersigned specifically agrees that any such happening shall not cause, or give rise to, a waiver, or other defense by it, upon its Obligations hereunder or upon all obligations incurred by it upon any guaranty, pledge, endorsement, or other agreement executed by it in connection with this financial transaction, which shall remain at all times due and owing, in their original tenor.

     12.05 LEGALLY ENFORCEABLE AGREEMENT

     This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

     12.06 FINANCIAL STATEMENTS

     The balance sheet of the Borrower and the related statements of income and retained earnings and cash flow of the Borrower for the fiscal year then ended, and the accompanying footnotes, together with any interim financial statements of the Borrower, copies of which have been furnished to the Lender, are complete and correct and fairly present the financial condition of the Borrower, in all material respects, as at such dates and the results of the operations of the Borrower for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments in the case of the interim financial statements), and there has been no material adverse change in the condition (financial or otherwise), business, or operations of the Borrower since the presentation to the Lender of the most recently dated financial statements, nor are there any liabilities of the Borrower, fixed or contingent, which are material but are not reflected in such financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business. No information, exhibit or report furnished by the Borrower to the Lender in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

     12.07 PRO FORMAS The consolidated and consolidating pro forma financial statements of the Borrower as of the date of this Agreement being delivered herewith to the Lender are (and all financial statements hereafter delivered pursuant to this Agreement) will be complete and accurate, fairly presenting the financial condition of the Borrower in all material respects as of the date thereof and for the periods covered thereby, all being prepared in accordance with GAAP consistently applied throughout the relevant periods. Borrower has no liability, contingent or otherwise, not disclosed in the aforesaid financial statements or in any notes thereto that could materially adversely affect the financial condition of the Borrower. The Borrower has delivered to the Lender projected balance sheets and statements of income for each of the fiscal years ending April 30, 2005 through April 30, 2007. The projected financial statements referred to in the preceding sentence (including the material assumptions and adjustments made in their preparation) were reasonable when made and continue to be reasonable, subject to the reasonable uncertainty in any projections. The following representations are true at the date hereof and shall be true at the date of each Advance, in each case since the date of the most recently delivered financial statements: (i) there has been no material adverse change in the business, assets or condition, financial or otherwise of the Borrower; (ii) neither the business, condition or operations of the Borrower nor any of its respective properties or assets had materially adversely affected as the result of any legislative or regulatory change, any revocation or change in any franchise, license or right to do business, or any other event or occurrence, whether or not insured against; (iii) Borrower has experienced no material controversy or problem with its employees or with any labor organizations; and (iv) Borrower has not entered into any material transaction not disclosed to Lender other than in the ordinary course of business.

     12.08 LABOR DISPUTES AND ACTS OF GOD

     Neither the business nor the properties of the Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of the Borrower.

     12.09 OTHER AGREEMENTS

     The Borrower is not a party to any indenture, loan or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower, or the ability of the Borrower to carry out its obligations under the Loan Documents to which it is a party. The Borrower is not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party. Notwithstanding the foregoing, the Lender acknowledges that it is aware of the issues with respect to the HUD settlement described in the excerpt from the Form 10-K of the Guarantor, which is attached hereto as Schedule 12.09.

     12.10 LITIGATION

     There is no pending or threatened action or proceeding against or affecting the Borrower before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party. Notwithstanding the foregoing, the Lender acknowledges that it is aware of the SEC investigation and lawsuits referred to in the Forms 10-K and 10-Q of the Guarantor, including without limitation, those referenced to the excerpts of the Forms 10-K and 10-Q, which are attached hereto as Schedule 12.10.

     12.11 NO JUDGMENTS

     The Borrower has satisfied all judgments, and the Borrower is not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator, or Federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

     12.12 ERISA

     The Borrower is to the best of its knowledge in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

     12.13 OPERATION OF BUSINESS

     The Borrower possesses all licenses, permits (including Environmental Permits), franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its businesses substantially as now conducted and as presently proposed to be conducted, and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

     12.14 TAXES

     The Borrower has filed all tax returns (Federal, state, and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties unless such taxes are being contested in good faith by appropriate action with adequate reserves established on Borrower’s financial statements.

     12.15 DEBT

     Set forth in the financial statements referred to in this Agreement, to the extent required by GAAP, is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, capital leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such financial statements. Exhibit “L” correctly lists all secured and unsecured Debt of the Borrower outstanding as of the date of this Agreement, and shows, as to each item of Debt listed thereon, the obligor and obligee, the aggregate principal amount outstanding on the date hereof.

     12.16 ENVIRONMENT

     The Borrower has duly complied with, and their businesses, operations, assets, equipment, property, leaseholds, or other facilities are in compliance with, the provisions of all Environmental Laws. The Borrower has been issued and will maintain all required Federal, state, and local permits, licenses, certificates, and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of Hazardous Substances (intended hereby and hereafter to include any and all such materials listed in any Federal, state, or local law, code or ordinance, and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (6) other environmental, health, or safety matters. The Borrower has not received notice of, nor knows of, or suspects, facts which might constitute any violations of any Environmental Laws with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities. Except in accordance with a valid governmental permit, license, certificate, or approval, to the best of Borrower’s knowledge there has been no emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing the Mortgaged Premises, of any Hazardous Substances at or from the Mortgaged Premises; and accordingly the Mortgaged Premises of the Borrower is to the best of Borrower’s knowledge free of all such Hazardous Substances. There has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to (1) air emissions; (2) spills releases or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the Mortgaged Premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of Hazardous Substances; or (6) other environmental, health, or safety matters affecting the Borrower or its business, operations, assets, equipment, property, leaseholds, or other facilities. The Borrower has no indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any Hazardous Substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup, or disposal). Notwithstanding the foregoing or anything in the other Loan Documents, the Lender acknowledges that it is aware of the environmental issues with respect to the Springfield, Massachusetts property as described in the excerpt from the Form 10-K of the Guarantor attached hereto as Schedule 12.16.

     12.17 TITLE TO PROPERTIES; LEASES

     The Borrower has good and marketable title in fee simple (or its equivalent under applicable law) to its respective properties and good title to the other properties and assets it purports to own, including those reflected in the most recent audited balance sheet provided to the Lender (other than properties and assets disposed of in the ordinary course of business). The Borrower enjoys peaceful and undisturbed possession under all leases of all personal and all real property under which they operate, and all such leases are valid and subsisting and in full force and effect and the Borrower is not in default in any material respect in the performance or observance of its obligations under any provisions thereof. Exhibit “M” includes a general description of all presently existing Long Term Leases and capital leases under which the Borrower is a lessee.

     12.18 INTELLECTUAL PROPERTY

     Borrower owns or has a valid right to use all patents, copyrights, trademarks, licenses, trade names or franchises that are material and necessary to conduct its business and the conduct of its business as now operated does not conflict with valid patents, copyrights, trademarks, licenses, trade names or franchises of others in any manner that could materially adversely affect in any manner the business or assets or condition, financial or otherwise, of Borrower.

     12.19 EXECUTIVE AGREEMENTS

     None of the executive officers of the Borrower is subject to any agreement in favor of anyone, other than Borrower or the Guarantor, which limits or restricts that person’s right to engage in the type of business activity conducted or proposed to be conducted by such Borrower or to use therein any property or confidential information or which grants to anyone other than the Borrower or the Guarantor any rights in any inventions or other ideas susceptible to legal protection developed or conceived by any such officer.

     12.20 FOREIGN ASSET CONTROL REGULATIONS

     Neither the execution of this Agreement nor the use of the proceeds thereof violates the Trading With the Enemy Act of 1917, as amended, nor any of the Foreign Assets Control Regulations promulgated thereunder or under the International Emergency Economic Powers Act or the U.N. Participation Act of 1945.

     12.21 INVESTMENT COMPANY ACT OF 1940

     It is not an “investment company” within the meaning of, or is exempt from, the provisions of the Investment Company Act of 1940, as amended.

     13.00 FURTHER AGREEMENTS OF BORROWER

     13.01 INSURANCE

     Borrower agrees at all times to keep all of its property, insured by financially sound and reputable insurers satisfactory to the Lender, against loss or damage by fire, water, theft, explosion or other hazards insured against by extended coverage. With respect to the Collateral, Lender shall be listed as additional insured, with loss payable to it, and after an Event of Default, hereby irrevocably appointing Lender as attorney for Borrower in obtaining, adjusting, settling and canceling such insurance and endorsing any payments or other drafts, with respect to the Collateral only. All insurance policies with respect to the Collateral shall be non-cancelable with not less than thirty (30) days written notice to Lender. Original certificates of insurance shall be tendered directly to the Lender upon issuance by insurer, at such times as Lender requests.

     13.02 INSPECTION

     The Borrower shall at all reasonable times and with reasonable notice (unless an Event of Default has occurred hereunder, after which no prior notice must be provided), and from time-to-time, allow the Lender, by or through any of its officers, agents, attorneys, or accountants, to physically inspect all Collateral, inspect, copy or make extracts from Borrower’s books and records; all at Borrower’s expense.

     13.03 NO SALE OF COLLATERAL

     Excluding (i) sales of inventory in the ordinary course of business, (ii) dispositions of obsolete assets, and (iii) the disposition of ineligible accounts receivable without recourse in connection with the compromise of collection thereof, Borrower, during the tenure of this Agreement will not sell, assign, or dispose of any Collateral to any other party. Borrower, during the tenure of this Agreement, will not create or permit to be created any lien, encumbrance or security interest of any kind on any Collateral other than Permitted Liens (as defined in Section 13.32), and if any such lien or encumbrance is created or permitted, Borrower will effect a discharge of same within ten (10) days thereafter.

     13.04 COMPLIANCE WITH LAW

     Borrower will comply with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business.

     13.05 MERGER OR ACQUISITION

     Borrower will not wind up, liquidate, or dissolve itself, reorganize, merger or consolidate with, or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person or acquire all or substantially all of the assets or the business of any Person or permit any subsidiary to do so without (i) providing notice of such event to Lender within thirty (30) days of such occurrence, together with financial information necessary for Lender to evaluate the capital structure and debt service ability of Borrower after giving effect to such occurrence, and (ii) obtaining Lender’s written consent which will not be unreasonably withheld or delayed, provided that after giving effect to such transaction, Borrower will be in compliance with all of the financial covenants contained in this Agreement and no Event of Default has occurred and is continuing.

     13.06 NO SUBSTITUTION

     This Agreement may but need not be supplemented by separate assignments and pledges and, if such assignments and pledges are given, the rights and security interests given thereby shall be in addition to and not in limitation of the rights and security interests given by this Agreement. This Agreement shall not act to terminate, cancel, revoke, nor otherwise cause a novation, estoppel, or waiver of any or all prior security interests granted by Borrower to Lender in and to any collateral contemplated by these presents, or other, wholly or in part, and without exception; and any and all such security interests shall continue to remain properly perfected by Borrower to Lender in their terms and without interruption.

     13.07 PROTECTION OF COLLATERAL

     Borrower will maintain all Collateral in a condition which is comparable to that which exists on the date hereof, and make any necessary repairs thereto, or replacements thereof; ordinary wear and tear and obsolescence excepted.

     Borrower will at the request of Lender, promptly furnish Lender the receipted bills for all payments required by this Agreement. At its option, but without liability so to do, Lender may discharge taxes, assessments, liens or security interests or other encumbrances not otherwise permitted by this Agreement or any of the other Loan Documents, at any time levied or placed on the Collateral, may pay for insurance on the Collateral and may pay for the maintenance and preservation of the Collateral (if such payments are not made by Borrower within the time period required under this Agreement). Borrower agrees to reimburse Lender on demand for such payments made by Lender, or any reasonable expenses including attorneys’ fees incurred by Lender pursuant to the foregoing authorization, and upon failure of Borrower so to reimburse Lender, any such sums paid or advanced by Lender shall be deemed secured by the Collateral and constitute part of the Loans.

     13.08 COMPLIANCE WITH ERISA

     The Borrower will not:

(A) engage in any Prohibited Transaction or commit any other breach of its fiduciary responsibility under Part 4 of Title I of ERISA, which could subject the Borrower or any Borrower Group Member to any material liability under Section 406, 409, 502(i) or 502(d) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or such Borrower Group Member could be required to indemnify any Person against any such liability or which could otherwise have a Material Adverse Effect on the Borrower or any Plan; or

(B) fail to make any contribution required to be made by it to any Plan or Multiemployer Plan or permit to exist with respect to any Plan any “accumulated funding deficiency” (as such term is defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; or

(C) (i) commence proceedings to terminate any Plan, other than in a “standard termination” within the meaning of Section 4041 of ERISA, or (ii) permit to exist any proceedings instituted by the PBGC to terminate or to have a trustee appointed to administer any Plan, or (iii) withdraw from any Multiemployer Plan in a manner which could result in the imposition of a withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA.

     13.09 FINANCIAL STATEMENTS

     The Borrower and Guarantor will deliver, at its sole expense, to the Lender, the following:

A. Within one hundred twenty (120) days after the close of each fiscal year, their consolidated financial statements, audited by certified public accountants servicing the Borrower and Guarantor, and satisfactory to the Lender, along with the accountant’s management letter and a Covenant Compliance Certificate, a copy of which is annexed hereto as Exhibit “N”.

B. Within forty-five (45) days after the close of each fiscal quarter, Borrower and Guarantor will provide to Lender, its internally prepared financial statements, including, without limitation, income statement, balance sheet, statement of cash flow prepared according to GAAP consistently applied, together with a Covenant Compliance Certificate.

C. On or before the end of the first quarter ending July 31st in each fiscal year, management prepared updated annual projections for each fiscal year ending April 30th.

D. The Borrower shall furnish to the Lender, monthly management prepared accounts receivable agings, accounts payable agings and borrowing base certificates within thirty (30) days of each month end.

E. From time-to-time, such additional information regarding the financial condition or business of the Borrower as the Lender may reasonably request.

All, or any portion of the financial information provided to the Lender by the undersigned from time-to-time may be provided intact, or synopsized and thereafter transmitted to other banking or financial institutions or other parties requesting credit information as to the undersigned as is customarily provided by the Lender.

     13.10 FINANCING STATEMENTS

     Prior to any Loan being made from Lender to Borrower, the Borrower hereby agrees to execute, deliver, and pay the cost of filing any financing statement, or other notices appropriate under applicable law, in respect of any security interest created pursuant to this Agreement or at any other time which may at any time be required by the Lender. The Borrower authorizes the Lender to file any and all financing statements on behalf of the Borrower describing the Collateral, as well as any agricultural liens or other statutory liens held by Lender. In the event that any re-recording or re-filing thereof (or the filing of any statements of continuation or assignment of any financing statement) is required to protect and preserve such lien or security interest, the Borrower shall, at its cost and expense, cause the same to be re-recorded and/or re-filed at the time and in the manner requested by the Lender. The Borrower hereby irrevocably designates the Lender, its agents, representatives and designees as agents and attorneys-in-fact for the Borrower to sign such financing statements, or other instruments in connection herewith, on behalf of the Borrower and file the same, as required.

     13.11 TAXES AND IMPOSITIONS

     (A) Borrower shall (i) pay and discharge all Impositions prior to delinquency, and (ii) if requested by Lender, provide Lender validated receipts or such other evidence satisfactory to Lender showing the payment of such Impositions within thirty (30) days after the same would have otherwise become delinquent. Borrower’s obligation to pay the Impositions pursuant to this Agreement shall include, to the extent permitted by applicable law, taxes resulting from future changes in law which impose upon Lender an obligation to pay any property taxes or other Impositions. Should Borrower default any payment of any Impositions, Lender may (but shall not be obligated to) pay such Impositions or any portion thereof and Borrower shall reimburse Lender on demand for all such Advances.

     (B) Borrower shall not be required to pay, discharge or remove any Imposition so long as Borrower contests in good faith such Impositions or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the Mortgaged Premises, or any portion thereof; provided, however, that prior to the date on which such Imposition would otherwise have become delinquent, Borrower shall have (i) given Lender prior written notice of such contest and (ii) deposited with Lender, and shall deposit such additional amounts as are necessary to keep on deposit at all times, in an amount equal to at least one hundred ten percent (110%) of the total of (A) the balance of such Imposition then remaining unpaid, and (B) all interest, penalties, costs and charges accrued or accumulated thereon. Any such contest shall be prosecuted with due diligence, and Borrower shall promptly pay the amount of such Imposition as finally determined, together with all interest and penalties payable in connection therewith. Lender shall have full power and authority to apply any amount deposited with Lender pursuant to this clause to the payment of any unpaid Imposition to prevent the sale or forfeiture of the Mortgaged Premises or any portion thereof for non-payment thereof. Lender shall have no liability, however, for failure to so apply any amount deposited. Any surplus retained by Lender after payment of the Imposition for which a deposit was made, shall be repaid to Borrower unless an Event of Default shall have occurred, in which case said surplus may be retained by Lender to be applied to the obligations in the sole discretion of the Lender. Notwithstanding any provisions of this clause to the contrary, Borrower shall pay any Imposition which it might otherwise be entitled to contest if, in the sole and absolute discretion of Lender, the Mortgaged Premises, or any portion thereof or any Collateral, is in jeopardy or in danger of being forfeited or foreclosed. If Borrower refuses to pay any such Imposition, Lender may (but shall not be obligated to) make such payment and Borrower shall reimburse Lender on demand for all such Advances.

     13.12 MAINTENANCE OF RECORDS

     Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower.

     13.13 MAINTENANCE OF PROPERTIES

     Maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order (ordinary wear and tear and obsolescence excepted) and from time-to-time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained. Borrower agrees that it will maintain and repair the Collateral and the Mortgaged Premises and keep all of the same in good and serviceable condition and in at least as good condition and repair as same were on the date hereof or in such better condition and repair as same may have been put thereafter (ordinary wear and tear and obsolescence excepted). Borrower will not waste or destroy or suffer the waste or destruction of the Collateral or the Mortgaged Premises or any part thereof. Borrower will not use any of the Collateral or the Mortgaged Premises in violation of any insurance thereon. In the event of damage to or destruction of all or any part of the Collateral or the Mortgaged Premises from any cause, the Borrower shall repair, replace, restore and reconstruct the Collateral and the Mortgaged Premises to the extent necessary to restore each portion of same to its condition immediately prior to such damage or destruction and this obligation shall not be limited by the amount of any insurance proceeds available.

     13.14 CONDUCT OF BUSINESS

     Except as otherwise permitted herein, continue to engage in an efficient and economical manner, in a business of the same general type as conducted by it on the date of this Agreement; and Borrower will not, without the prior written consent of the Lender, directly or indirectly enter into any other lines of business, businesses or ventures.

     13.15 COMPLIANCE WITH LAWS

     Promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon the Borrower, or upon, or in respect of, all or any part of the property or business of the Borrower, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property of the Borrower; provided the Borrower shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Borrower or any material interference with the use thereof by the Borrower, and (ii) the Borrower shall set aside on its books, reserves deemed by it to be adequate with respect thereto. The Borrower will promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject, including without limitation, the Occupational Safety and Heath Act of 1970, ERISA, the Americans with Disabilities Act and all Environmental Laws in all applicable jurisdictions, the violation of which would materially and adversely affect the properties, business, prospects, profits or condition of the Borrower or would result in any lien or charge upon any property of the Borrower.

     13.16 ENVIRONMENT

     Notify the Lender immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify the Lender immediately of any hazardous discharge from or affecting its Mortgaged Premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith, except such assessments as are being contested in good faith, against which adequate reserves have been established; upon receipt of such notification, permit the Lender to inspect the Mortgaged Premises, and to inspect all books, correspondence, and records pertaining thereto; and at the Lender’s request, and at the Borrower’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Lender, and such other and further assurances reasonably satisfactory to the Lender that the condition has been corrected.

     13.17 PAYMENT OF LOANS

     The Borrower will duly and punctually pay the principal of, and interest on the Loans in accordance with the terms of the Loans and this Agreement.

     13.18 PRINCIPAL DEPOSITORY

     The Borrower further agrees that it shall conduct all of its banking business with the Lender, including, without limitation, retaining the Lender as its principal depository savings accounts, checking accounts, general demand depository accounts, and such other accounts as are utilized by the Borrower from time-to-time.

     13.19 CHANGE IN MANAGEMENT

     The Borrower represents and warrants that there shall be no change in its present senior management until all Obligations are fully paid and while any availability remains under the Revolving Line of Credit, without prior written notice to the Lender.

     13.20 NO GUARANTEES

     Borrower will not assume, guaranty, endorse or otherwise become directly or contingently liable, or permit any of its subsidiaries to assume, guaranty, endorse, or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) in connection with any Debt of any other Person, except (i) guaranties by endorsement or similar transaction in the ordinary course of business and (ii) liability of the Borrower to the Lender under this Agreement.

     13.21 CORPORATE LOANS

     The Borrower agrees that it shall neither make any loans nor investments in other corporations and business entities or to any other Persons until all Obligations are fully paid and while any availability remains under the Revolving Line of Credit.

     13.22 ADVERSE TRANSACTIONS

     The Borrower shall not enter into any transaction which materially and adversely affects the Collateral or their ability to repay the Obligations in full as and when due.

     13.23 REPURCHASE

     The Borrower shall not make a sale to any customer on a bill-and-hold guaranteed sale, sale and return, sale on approval, consignment or any other repurchase or return basis.

     13.24 NAME

     The Borrower shall not use any corporate or fictitious name other than its corporate name as set forth in its Articles of Organization on the date hereof, or any trade name or fictitious name certified or registered in favor of Borrower, all of which names shall be set forth on page 1 of this Agreement.

     13.25 PREPAYMENT

     The Borrower shall not prepay any Debt other than the Obligations, except in the ordinary course of business and to the extent that it does not have a material adverse effect on the financial condition of the Borrower.

     13.26 AFFILIATE TRANSACTIONS

     On or after an Event of Default, the Borrower shall not, sell, transfer, distribute or pay any money or property to any Affiliate or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or debt, or any property, of any Affiliate, or become liable on any guaranty of the indebtedness, dividends or other obligation of any Affiliate.

     13.27 NO LIENS

     Except for Permitted Encumbrances, the Mortgaged Premises shall be kept free and clear of all liens, security interests and encumbrances of every nature or description (whether for taxes or assessments, or charges for labor, materials, supplies or services or any other thing). Other than the Permitted Encumbrances, Borrower will not cause or permit any instrument or document affecting the Mortgaged Premises to be recorded without Lender’s prior written consent thereto.

     13.28 NO DEBT

     Until all Obligations have been fully paid, the Borrower shall not create, incur, assume or suffer to exist any Debt, except (i) Debt of the Borrower pursuant to this Loan Agreement, (ii) Debt that is subordinated to the Obligations arising under this Agreement and unsecured (excluding intellectual property, which does not constitute Collateral), (iii) capital leases and purchase money indebtedness, and (iv) accounts payable to trade creditors for goods or services which are not more than thirty (30) days from the billing date and current operating liabilities (other than for borrowed money) which are not more than thirty (30) days past due, in each case in this clause (iv) incurred in the ordinary course of business, as presently conducted and paid within the specified time, unless contested in good faith and by appropriate proceedings.

     13.29 LENDER’S EXPENSES

     Borrower shall pay, on demand by Lender, all reasonable expenses, charges, costs and fees in connection with the negotiation, documentation and closing of the Loan, including all registration and recording fees, insurance consultant fees, if any, environmental consultant fees, costs of appraisals, costs of engineering reports, fees and disbursements of all counsel (both local and special) of Lender, escrow fees, cost of surveys, fees and expenses of Lender’s consultant or others employed by Lender to inspect the Collateral from time to time, and reasonable out-of-pocket travel expenses incurred by Lender and Lender’s agents and employees in connection with the Loan. At closing, Lender may pay directly from the proceeds of the Loan each of the forgoing expenses.

     13.30 AUDIT AND INSPECTION BY LENDER

     Lender shall have the right, and Borrower shall permit and shall cooperate with Lender in arranging for, at any reasonable time and from time to time, Lender and its representatives to review and audit all books, records and financial statements. Borrower shall make or cause its applicable Affiliates to make all such books of account and records available for such examination at the office where the same are regularly maintained. Lender shall have the right to copy, duplicate and make abstracts from such books and records as Lender may require. Borrower shall pay Lender’s costs and expenses incurred in connection with no more than one (1) such audit per year, unless there has occurred an Event of Default in which case Borrower shall pay the costs and expenses of all such audits conducted by Lender. Borrower acknowledges and agrees that (A) all of such audits, inspections and reports shall be made for the sole benefit of Lender, and not for the benefit of Borrower or any third party, and neither Lender nor Lender’s auditors or inspectors or any of Lender’s representatives, agents or contractors assumes any responsibility or liability (except to Lender) by reason of such audits, inspections or reports, (B) Borrower will not rely upon any of such audits, inspections or reports for any purpose whatsoever, and (C) the performance of such audits, inspections or reports will not constitute a waiver of any of the provisions of this Agreement or any other Loan Document or any of the obligations of Borrower hereunder or thereunder. Borrower further acknowledges and agrees that neither Lender nor Lender’s inspector, representatives, agents or contractors shall be deemed to be in any way responsible for any matters related to design or construction of any improvements.

     13.31 APPRAISAL

     At any time during the term of the Commercial Real Estate Term Loan, Borrower shall cooperate with Lender and use reasonable efforts to assist Lender in obtaining an appraisal of the Mortgaged Premises. Such cooperation and assistance from Borrower shall include but not be limited to the obligation to provide Lender or Lender’s appraiser with the following: (i) reasonable access to the Mortgaged Premises, (ii) a current certified rent roll for the Mortgaged Premises in form and substance satisfactory to Lender, including current asking rents and a history of change in asking rents and historical vacancy for the past three years, (iii) current and budgeted income and expense statements for the prior three years, (iv) a site plan and survey of Mortgaged Premises and the related improvements, (v) the building plans and specifications, including typical elevation and floor plans, (vi) a photocopy of the transfer documents conveying the beneficial interest in the Mortgaged Premises to Borrower, together with the legal description of the Mortgaged Premises, (vii) the current and prior year real estate tax bills, (viii) a detailed list of past and scheduled capital improvements and the costs thereof, (ix) a summary of the then current ownership entity, (x) all environmental reports and other applicable information relating to the Mortgaged Premises and the related improvements, and (xi) copies of all recent appraisals/Mortgaged Premises description information or brochures, including descriptions of amenities and services relating to the Mortgaged Premises and the related improvements. The appraiser performing any such appraisal shall be engaged by Lender, and Borrower shall be responsible for any fees payable to said appraiser in connection with an appraisal of the Mortgaged Premises; provided, however, so long as no Event of Default exists, Borrower shall not be required to pay for more than one appraisal every year.

     13.32 NON PLEDGE

     Borrower will not create, assume or suffer to exist or permit any of its subsidiaries to create, incur, assume or suffer to exist any Lien upon or with respect to any of its property or assets now owned or hereinafter acquired, except that the foregoing restrictions shall not apply to: (i) Liens for taxes, assessments or governmental charges or levies on property of Borrower or any of its subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty; (ii) carriers, warehouseman’s and mechanic’s liens and other similar Liens, arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves had been made; (iii) pledges or deposits under workman’s compensation laws, unemployment insurance, social security, retirement benefits or similar legislation; (iv) liens related to capital leases or purchase money indebtedness permitted hereby; and (v) Liens in favor of the Lender (collectively the “Permitted Liens”).

     14.00 REPRESENTATIONS REMADE

     Borrower warrants and covenants that the foregoing representations and warranties will be true and shall be deemed remade as of the date of the closing and as of the date of each other Advance. All representations and warranties made herein or in any other Loan Documents or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to or in connection with this Agreement or any other Loan Document shall be deemed to have been relied upon by Lender, notwithstanding any investigation heretofore or hereafter made by, or on behalf of Lender. All such representations and warranties shall survive the making of the Loans and any or all of the Advances contemplated hereby and shall continue in full force and effect until such time as the Loans have been paid in full.

     15.00 FINANCIAL COVENANTS

     The Borrower further agrees that from the date of this Agreement until all Obligations are fully paid and while any availability remains under the Revolving Line of Credit, that it will maintain the following financial ratios, the default of which shall constitute an Event of Default of this Agreement. All financial covenants will be measured based upon the consolidated financial statements of the Borrower and Guarantor.

A. Maximum Leverage. For fiscal ending April 30, 2005, and each quarter thereafter, the ratio of Total Liabilities to Tangible Net Worth (such ratio being defined as “Maximum Leverage”), shall not exceed the following:

Test Period	Requirement
April 30, 2005	3.50:1.00
July 31, 2005	3.50:1.00
October 31, 2005	3.50:1.00
January 31, 2006	3.50:1.00
April 30, 2006	3.00:1.00
July 31, 2006	3.00:1.00
October 31, 2006	3.00:1.00
January 31, 2007	3.00:1.00
April 30, 2007	2.00:1.00 and each quarter thereafter

B. Minimum EBITDA. For fiscal year ending April 30, 2005 and each quarter thereafter (measured on a rolling four quarter basis), a minimum earnings before interest, taxes, depreciation and amortization shall be as follows:

Test Period	Requirement
April 30, 2005	$12,000,000
July 31, 2005	$12,000,000
October 31, 2005	$12,000,000
January 31, 2006	$12,000,000
April 30, 2006	$13,000,000
July 31, 2006	$13,000,000
October 31, 2006	$13,000,000
January 31, 2007	$13,000,000
April 30, 2007	$13,000,000 and each quarter thereafter

C. Minimum Debt Service Coverage. For fiscal year ending April 30, 2005, and each quarter thereafter, the ratio of (i) Net Cash Available for Debt Service to (ii) Total Debt Service will be equal to or greater than 1.25:1.00. This covenant will be tested quarterly on a rolling four-quarter basis. Notwithstanding the foregoing, (x) for the fiscal year ending April 30, 2005 and the quarter ending July 31, 2005, unfinanced capital expenditures will be excluded from the foregoing definition and (y) for the second quarter ending October 31, 2005 only, the ratio of (i) Net Cash Available for Debt Service to (ii) Total Debt Service will be equal to or greater than 1.10:1.00.

D. Maximum Capital Expenditures. Borrower shall make no capital expenditures in excess of the following amounts during the following fiscal years:

Fiscal Year End	Amount
April 30, 2005	$10,000,000
April 30, 2006	$14,000,000
April 30, 2007	$14,000,000

     16.00 BORROWER’S RIGHTS IN COLLATERAL UNTIL DEFAULT

     Except where the Lender chooses to perfect its security interest by possession, in addition to the filing of a financing statement, in the absence of any Event of Default hereunder, Borrower shall have the right, in the regular course of business, to possess and manage the Collateral, and in the ordinary course of business; provided, however, said right shall not include the right to transfer Collateral in total or partial satisfaction of any Debt.

     17.00 CONTROL

     Borrower will cooperate with Lender, and execute agreements required by Lender, in obtaining control with respect to Collateral consisting of:

(i) deposit accounts;

(ii) investment property;

(iii) letter of credit rights; and

(iv) electronic and chattel paper.

     The Borrower grants Lender a limited power of attorney to enter into the control agreements on behalf of the Borrower to effectuate the forgoing.

     Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Lender, indicating that Lender has a security interest in the chattel paper.

     18.00 DEFAULT

     Borrower shall be in default under this Agreement upon the happening of any of the following events or conditions (which shall individually and/or collectively be referenced as an “Event of Default”) without notice or demand:

     18.01 Failure to observe or perform any of its agreements, warranties or representations in this Agreement, including, without limitation, financial covenants, or in any other Loan Document and to the extent such non-monetary (which term excludes without limitation, payment and/or financial covenants) failure is curable, Borrower has not cured such non-monetary failure within thirty (30) days after written notice from Lender to Borrower with respect to a non-monetary failure provided, however, if such failure cannot reasonably be cured within such thirty (30) days, then Borrower shall have up to ninety (90) days after written notice from Lender as long as Borrower is diligently pursuing such cure within such ninety (90) day period.

     18.02 Material loss or theft, substantial damage or destruction, unauthorized sale to or encumbrance of any material amount of the Collateral in excess of reasonably expected recoveries under insurance policies, or the making of any levy, seizure or attachment thereof or thereon;

     18.03 Failure of Borrower to pay within ten (10) days of when due any amount payable by it to the Lender under any of its Obligations to the Lender when and as the same shall become due, whether upon demand, at maturity, by acceleration, or otherwise.

     18.04 Insolvency as defined in this Agreement, or the recording or existence of any lien for unpaid taxes that are not being contested as permitted by this Agreement.

     18.05 Default in any material agreement or undertaking to which the Borrower is a party or by which Borrower is bound or affected; whether in connection with this financial transaction or other, and such default has not been cured within any applicable notice, grace or cure period.

     18.06 NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, BORROWER HAS NO RIGHT TO CURE ANY MONETARY DEFAULT FOR ANY AMOUNTS DUE AND PAYABLE TO LENDER UNDER ANY OF THE LOAN DOCUMENTS. The term “Monetary Default” shall mean without limitation, payment, financial covenant or any other term, condition or covenant contained in this Agreement whereby Borrower is required to pay money.

     18.07 The making by the Borrower of any material misrepresentation to the Lender for the purpose of obtaining credit or an extension of credit.

     19.00 LENDER’S RIGHTS

     Upon and during the continuance of any Event of Default, Lender may:

     19.01 Notify account debtors at Borrower’s expense, that the Collateral has been assigned to Lender and that payments shall be made directly to Lender and upon request of Lender, Borrower will so notify such account debtor that their accounts must be paid to Lender. This right may be exercised by the Lender at any time, on or after the occurrence of an Event of Default. Borrower will immediately upon receipt of all checks, drafts, cash and other remittances deliver the same in kind to the Lender. Lender shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of Borrower and Borrower hereby, for consideration paid, irrevocably appoints the Lender its attorney-in-fact for this purpose.

     19.02 Without notice to Borrower, enter and take possession of all equipment, Inventory, and other Collateral and the premises on which they are now or hereafter located, including without limitation, breaking the close and changing and replacing locks as may be required without the same being considered as a trespass, as Borrower hereby expressly provides authority for the same. The Lender, at its sole discretion, may operate and use Borrower’s equipment, complete work in process and sell inventory without being liable to the Borrower on account of any losses, damage or depreciation that may occur as a result thereof so long as Lender shall act reasonably and in good faith and may lease or license the Collateral to third persons or entities for such purposes; and in any event, Lender may at its option and without notice to Borrower, except as specifically herein provided, sell, lease, assign and deliver, the whole or any part of the Collateral, or any substitute therefor, or any addition thereto, at public or private sale, for cash, upon credit, or for future delivery, at such prices and upon such terms as Lender deems advisable, including without limitation the right to sell or lease in conjunction with other property, real or personal, and allocate the sale proceeds or leases among the items of property sold without the necessity of the Collateral being present at any such sale, or in view of prospective purchasers thereof. Lender shall give Borrower timely notice by hand delivery to Borrower or by United States mail, postage prepaid (in which event notice shall be deemed to have been given when so deposited in the mail), at the address specified herein, of the time and place of any public or private sale or other disposition unless the Collateral is perishable, threatens to decline speedily in value, or is the type customarily sold in a recognized market. Upon such sale, Lender may become the purchaser of the whole or any part of the Collateral sold, discharged from all claims and free from any right of redemption. In case of any such sale by Lender of all or any of said Collateral on credit, or for future delivery, such property so sold may be retained by Lender until the selling price is paid by the purchaser. The Lender shall incur no liability in case of the failure of the purchaser to take up and pay for the Collateral so sold. In case of any such failure, the said Collateral may be again, from time-to-time, sold.

     19.03 Continue to occupy and use all premises which the Borrower now occupies or may hereafter have or occupy, to the extent Borrower could legally do so, and may use all trademarks, service marks, trade names, trade styles, logos, goodwill, trade secrets, franchises, licenses and patents which the Borrower now has or may hereafter acquire, including the following rights:

(i) the rights in said marks, name, styles, logos and goodwill acquired by the common law of the United States or of any state thereof or under the law of any foreign nation, organization, or subdivision thereof;

(ii) the rights acquired by registrations of said marks, names, styles, and logos under the statute of any foreign country, or the United States, or any state or subdivision thereof;

(iii) the rights acquired in each and every form of said mark, name, style and logo as used by the Borrower notwithstanding that less than all of such forms would be registered and notwithstanding the form of said mark, name and style;

(iv) the right to use or license any party to the use of all or any of said marks, names, styles, logos and goodwill in connection with the sale of goods and/or the rendering of services in the conduct of services advertising, promotion and the like anywhere in the world;

(v) the right to use said marks, names, styles, logos and goodwill either in connection with or entirely independent from the Collateral;

(vi) the right to assign, transfer and convey a partial interest or the entire interest in any one or more of said marks, names, styles or logos;

(vii) the right to seek registration, foreign or domestic, of any of said marks, names, styles or logos which was not registered as of the date hereof or registered subsequently;

(viii) the right to prosecute pending trademark applications for foreign or domestic registration (federal or state) of any of said marks, names, styles or logos.

Notwithstanding the foregoing, the Lender acknowledges and agrees that: (a) the Lender has no security interest in any intangibles which constitutes intellectual property of the Borrower (including, without limitation, the “Smith & Wesson” trade name and any trade secrets, know-how, licenses, trade names, logos, registrations, patents, patent applications copyrights, copyright applications, trademarks or trademark applications (collectively the “Intangibles”)); and (b) the Lender will exercise the rights set forth in 19.03 in a manner that will not be inconsistent with any security interest granted to any other party in such intellectual property assets; provided, however, Lender shall be free to use the “Smith & Wesson” trade name and other Intangibles in connection with the sale of Collateral in the event of foreclosure and/or the exercise of Lender’s cumulative rights and remedies.

     19.04 Act as attorney-in-fact for Borrower for the purposes herein described, and Borrower does hereby make, constitute and appoint any officer or agent of Lender as Borrower’s true and lawful attorney-in-fact, with full power: to endorse the name of Borrower or any of Borrower’s officers or agents upon any assignments, notes, checks, drafts, money orders, or other instruments of payment or Collateral that may come into possession of Lender for purposes of such recovery of accounts receivable monies; to sign and endorse the name of Borrower or any of Borrower’s officers or agents upon any negotiable instrument, invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts, assignments, verifications and notices in connection with accounts, and any instruments or documents relating thereto or to Borrower’s rights therein; to give notice to the United States Post Office to effect changes of address so that mail addressed to the Borrower may be permanently delivered directly to the Lender for purposes of accepting same, and obtaining access to contents, in order to take possession of such accounts receivable monies, and all other collateral, with full power to do any and all things necessary to be done in and about the premises as fully and effectually as Borrower might or could do; and Borrower does hereby ratify all that Lender shall lawfully do, or cause to be done by virtue hereof.

     19.05 Make all Obligations immediately due and payable, without presentment, demand, protest, hearing or notice of any kind and exercise the remedies of a Lender afforded by the Uniform Commercial Code and other applicable law or by the terms of any agreement between Borrower and Lender.

     19.06 In the case of any sale or disposition of the Collateral, or the realization of funds therefrom, the proceeds thereof shall first be applied to the payment of the expenses of re-taking, maintaining, and foreclosure of Collateral, and costs, fees and expenses of such sale, commissions, reasonable attorney’s fees and all charges paid or incurred by Lender pertaining to said sale, including any taxes or other charges imposed by law upon the Collateral and/or the owning, holding or transferring thereof; secondly, to pay, satisfy, and discharge the Obligations secured hereby pro rata in accordance with the unpaid amount thereof; and thirdly, to pay the surplus, if any, to Borrower, provided that the time of any application of the proceeds shall be at the sole and absolute discretion of the Lender. To the extent such proceeds do not satisfy the foregoing items, Borrower hereby promises and agrees to pay the deficiency.

     19.07 The Lender and the holders of the Obligations may take or release other security, may release any party primarily or secondarily liable for any of the Obligations, may grant extensions, renewals or indulgences with respect to the Obligations, or may apply to the Obligations the proceeds of the Collateral or any amount received on account of the Collateral by the exercise of any right permitted hereunder, without resorting or regard to other security or sources of reimbursement.

     19.08 Require the Borrower to assemble the Collateral in a single location at a place to be designated by Lender and make the Collateral at all times secure and available to the Lender.

     19.09 The Lender shall hereby also be granted a security interest in, and right of set off against any balance on any deposit, deposit account, agency, reserve, holdback, or other account maintained by, or on behalf of, the Borrower with the Lender and the Lender shall have the right to apply the proceeds of such foreclosure or set off against such items of Borrower’ Obligations as Lender may select.

     19.10 All rights and remedies of Lender whether provided for herein or in other agreements, instruments, or documents, or conferred by law, are cumulative and not alternative and may be enforced successively.

     19.11 The parties agree that in the event that a determination of Adequate Protection of Lender is required under Section 362 or 363 of the Bankruptcy Reform Act of 1978 (the “Bankruptcy Code”), its successor, or Bankruptcy Rules in connection therewith, that:

A. The bargain of the parties at the time of lien creation hereunder in order to provide the Lender with adequate protection to induce it to make the loan(s), included stated ratios herein.

B. That in the event of any proceeding under the Bankruptcy Code, that the said ratio of the value (as determined by the Lender in its sole discretion) Collateral secured to Lender to the amount of the Obligation (“Collateral-To-Obligation Ratio”), must be increased by an additional One Hundred Ten Percent (110%), in order to continue to provide minimum levels of Adequate Protection to Lender due to the reduced expectation for present and future prospects of lien enforcement resulting from the existence of proceedings under the Bankruptcy Code. This agreed minimum increase in said ratio shall not act to bar Lender from presenting evidence that even such increase is insufficient and leaves the Lender without Adequate Protection, based upon the deteriorating nature or kind of Collateral, wholly or in part, in any instance.

C. That the parties agree that the costs of liquidating and collecting of Collateral, as well as the potential for rapid Collateral deterioration if Borrower is, at any time, subject to the Bankruptcy Code, all require that the original Collateral-To-Obligation Ratio be increased, as aforesaid, as a requirement of minimum Adequate Protection, in addition to such other additional Adequate Protection as may be required by the Lender.

D. The parties agree that these covenants shall be conclusive evidence in any proceeding to determine minimum Adequate Protection under the Bankruptcy Code, as to the intention and agreement of the parties at both this time, and at all times hereinafter, until the Obligations to the Lender, are paid in full.

E. That these agreements may be submitted to the Court in any such proceeding, by the Lender, in its sole and exclusive discretion, as conclusive evidence as to the agreement of the parties at the time of such hearing, concerning minimum Adequate Protection to be provided to the Lender at the time of presentment. PROVIDED, HOWEVER, that such submission shall not constitute a waiver of any default or breach hereunder, or of any other agreement by the Borrower to the Lender, but shall remain only as evidence for the limited purposes stated herein.

F. PROVIDED, FURTHER that at all times the Lender reserves, and does not waive Borrower’s obligation to provide Adequate Protection prior to the Borrower’s use of “cash collateral” as defined in Section 363 of the Bankruptcy Code.

     19.12 The Lender has no obligation to attempt to satisfy the Obligations by collecting from any other Person liable for them and Lender may release, modify or waive any Collateral provided by any other Person to secure any of the Obligations, all without affecting Lender’s rights against Borrower. Borrower waives any right it may have to require Lender to pursue any third Person for any of the Obligations.

     19.13 Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

     19.14 Lender may sell the Collateral without giving any warranties as to the Collateral. The Lender may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect, the commercial reasonableness of the sale of the Collateral.

     19.15 If Lender sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Lender and applied to the indebtedness of the purchaser. In the event that purchaser fails to pay for the Collateral, Lender may resell the Collateral and Borrower shall be credited with the proceeds of the sale.

     19.16 In the event Lender purchases any of the Collateral being sold, Lender may pay for the Collateral by crediting some or all of the Obligations of the Borrower.

     19.17 Lender has no obligation to marshall any assets in favor of Borrower or in payment of any of the Obligations or any other obligations owed to Lender by Borrower or any other person.

     20.00 BORROWER’S ACKNOWLEDGMENTS

     20.01 Borrower acknowledges that Lender has not, by the terms hereof, acted to intrude into any of its management decisions, or prerogatives, nor has it entered into control or management of Borrower’s affairs. Any reference herein to limitation on action(s) or conduct on the part of the Borrower represents only undertakings, or forbearance(s) necessary to preserve the management, cash flow, and asset and financial status quo promised by the Borrower upon which the loan(s) were originally contemplated, and which the Lender relied as a condition-precedent thereto, and which are necessary to the protection of Lender, in its sole status as secured lender, and not otherwise.

     20.02 The Borrower acknowledges and represents that it is a sophisticated borrower and has experience in financial matters generally and in Borrower obligations, specifically. Borrower acknowledges that it has been represented by counsel, and that a draft of this Agreement has been available for review and negotiation. Therefore, Borrower hereby agrees that all Lender’s rights were the result of negotiations between the Lender and the Borrower and were induced in a material respect by the benefits granted to the Borrower hereunder.

     21.00 BORROWER’S OBLIGATION TO PAY EXPENSES OF LENDER

     Excluding expenses in connection with the preparation of this Agreement, related loan documents and the closing, the Borrower agrees to pay all reasonable expenses, including counsel fees and other expenses which may be paid or incurred by Lender for itself or as agent for any other Lender, in connection with the subject matter of this Agreement, the Obligations, the Collateral or any rights or interest therein in the Event of a Default hereunder, including without limiting the generality of the foregoing, the enforcement of any security interest granted hereby, and representation in any litigation including any bankruptcy or insolvency proceedings. All such expenses may be added to the principal amount of any indebtedness owed by the Borrower to Lender and shall constitute part of the Obligations secured hereby.

     22.00 TENURE

     Borrower’s liability under this Agreement shall commence with the date hereof and continue in full force and effect and be binding upon Borrower, and until all Loans whether now in existence, or created hereinafter, shall have been fully paid and satisfied, and until so paid and satisfied, Lender shall be entitled to retain the security interest granted hereby in all Collateral. At any time, either party may advise the other that no further loans or advances are to be made, but such notice shall in no way cause any and all Obligations of the Borrower to Lender to be waived.

     23.00 NO WAIVERS BY THE LENDER

     No delay or omission on the part of Lender in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All of Lender’s rights and remedies, whether evidenced hereby or by any other agreement, instrument, or paper, shall be cumulative and may be exercised singularly or concurrently.

     24.00 AMENDMENT

     This Agreement constitutes the entire agreement between the parties. The Agreement or any part thereof cannot be changed, waived, or amended, except by an instrument in writing, signed by both the Lender and Borrower herein.

     25.00 RIGHTS AND LIABILITIES OF ASSIGNS

     Borrower shall not be permitted to assign this Agreement, unless expressly authorized by the Lender, in writing. Lender may assign its interests under this Agreement. The assignment of this Agreement shall bind all persons to become bound as a borrower to this Agreement. In the event Lender may assign its rights and interest under this Agreement, the Borrower shall render performance under this Agreement to the assignee. Borrower waives and will not assert against any assignee, any claims, defenses or set-off, which Borrower could assert against Lender except defenses which cannot be waived.

     26.00 CONSTRUCTION

     This Agreement shall be deemed to have been entered into in the Commonwealth of Massachusetts, and the laws of the Commonwealth of Massachusetts shall govern the construction of this Agreement and the rights and duties of the parties hereto. It is agreed and understood that, as this form of agreement may be used by persons of either sex, and for one or more corporations, and also where there are several parties, in such cases, the masculine and plural, as herein used, shall be instead of and shall stand for, the feminine or neuter gender or the single number, as the context may require. Any ambiguity, contradiction, or inconsistency between this Agreement and any other documents relied upon by Lender shall, at all times, be resolved in the sole and exclusive discretion of Lender.

     27.00 NOTICE

     Any notice required or permitted hereunder shall be in writing, and shall be duly given to any party or if mailed first class, postage prepaid, certified mail, return receipt requested, to the Borrower at the address set forth on page 1 hereof, to the Lender at its principal banking house, or to such other address as may be specified by notice in writing to the other parties by the party changing such address.

     28.00 CONSENT TO JURISDICTION

     THE BORROWER AND GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO PERSONAL JURISDICTION IN THE COMMONWEALTH OF MASSACHUSETTS OVER ANY

SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND (B) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY STATE (I) TO THE RIGHT, IF ANY, TO TRIAL BY JURY, (II) TO OBJECT TO JURISDICTION WITHIN THE COMMONWEALTH OF MASSACHUSETTS OR VENUE IN ANY PARTICULAR FORUM WITHIN THE COMMONWEALTH OF MASSACHUSETTS, AND (III) TO THE RIGHT, IF ANY, TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN ACTUAL DAMAGES. THE BORROWER AGREES THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED DIRECTED TO THE BORROWER AT THE ADDRESS SET FORTH ON PAGE ONE HEREOF, AND SERVICE SO MADE SHALL BE COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL BE SO MAILED. NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT THE LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST ANY COLLATERAL AND AGAINST THE BORROWER, AND AGAINST ANY PROPERTY OF THE BORROWER, IN ANY OTHER STATE. INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY STATE SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER HEREUNDER OR THE SUBMISSION HEREIN BY THE BORROWER TO PERSONAL JURISDICTION WITHIN THE COMMONWEALTH OF MASSACHUSETTS.

     EXECUTED UNDER SEAL this 11th day of January, 2005, by the parties set forth below, or by their duly authorized officers.

BORROWER:		SMITH & WESSON CORP.

/s/ Peter Marcil	BY:	/s/ John A. Kelly

Witness		Its duly authorized (seal)

GUARANTOR:		SMITH & WESSON HOLDING CORPORATION

/s/ Peter Marcil	BY:	/s/ John A. Kelly

Witness

LENDER:		BANKNORTH, N.A.

/s/ Peter W. Shrair	BY:	/s/ Maria P. Goncalves

Witness		Its duly authorized (seal)